Exhibit 10.13

Execution Version

ASSET PURCHASE AGREEMENT

DATED JUNE 26, 2018,

BY AND AMONG

TRUCKEE GAMING, LLC,

NEVADA GOLD & CASINOS LV, LLC

AND

NEVADA GOLD & CASINOS, INC.

i

4.22	Sufficiency of Purchased Assets	30
4.23	Brokers	30
4.24	No other Representations and Warranties; As-Is, Where-Is	30

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		30

5.1	Organization; Standing; Corporate Power	30
5.2	Authority; Approvals	31
5.3	Absence of Conflicts	31
5.4	Proceedings	32
5.6	Brokers	32
5.7	Solvency	32
5.8	No Financing Conditions	33

Article 6 COVENANTS AND AGREEMENTS		33

6.1	Conduct of Business	33
6.2	No Solicitation	36
6.3	Access to Business; Continued Due Diligence; Confidentiality	36
6.4	Reasonable Efforts; Filings; Notification	38
6.5	Certain Transactions	39
6.6	Employees	39
6.7	Repairs	41
6.8	Delivery of Financial Statements and Reports; Filings	41

Article 7 OTHER COVENANTS AND AGREEMENTS		41

7.1	Public Announcement	41
7.2	Confidentiality	42
7.3	Payment of Retained Liabilities; Preservation of Corporate Existence	43
7.4	Retention of and Access to Records	44
7.5	Cooperation in Litigation	44
7.6	Use of Name	45
7.7	Further Assurances	45

Article 8 TAX MATTERS		45

8.1	Cooperation	45
8.2	Real and Personal Property Taxes	46
8.3	Conveyance Taxes	46
8.4	Other Taxes	46

Article 9 CONDITIONS TO CLOSING		46

9.1	Conditions to Buyer’s and Seller’s Obligations	46
9.2	Conditions to Buyer’s Obligations	47
9.3	Conditions to Seller’s and Parent’s Obligation	48

Article 10 SURVIVAL AND INDEMNIFICATION		49

10.1	Survival	49
10.2	Indemnification by Seller and Parent	49
10.3	Indemnification by Buyer	51
10.4	Time and Other Limitations	51

10.5	Indemnification Procedures for Third-Party Claims	52
10.6	Indemnification Procedures for Non-Third-Party Claims	54
10.7	Effect of Investigation.	54
10.8	Satisfaction of Seller’s and Parent’s Indemnification Obligations	55
10.9	Subrogation	55
10.10	Exclusive Remedy	55
10.11	Purchase Price Adjustment	55

Article 11 TERMINATION		55

11.1	Right to Terminate	55
11.2	Effect of Termination	56

Article 12 MISCELLANEOUS PROVISIONS		57

12.1	Interpretation and Usage	57
12.2	Amendment and Modification	58
12.3	Waiver of Compliance; Consents	58
12.4	No Third-Party Beneficiaries	58
12.5	Expenses	58
12.6	Notices	59
12.7	Assignment	60
12.8	Governing Law and Venue	60
12.9	Counterparts	60
12.10	Enforcement	61
12.11	Entire Agreement	61
12.12	Severability	61
12.13	Waiver of Jury Trial	61
12.14	Guaranty	62

Exhibits

Exhibit A	Estimated Purchase Price
Exhibit B	Escrow Agreement
Exhibit C	Bill of Sale and Assignment and Assumption Agreement
Exhibit D	Transition Services Agreement
Exhibit E	Deed
Exhibit F	Example Acquired Cash Calculation
Exhibit G	Example EBITDA Calculation
Exhibit H	Example Working Capital Calculation

Schedules

Schedule 1.0	Definitions and Cross-References

Seller Disclosure Schedules

Schedule 1.1(a)	Tangible Personal Property
Schedule 1.1(c)	Assigned Contracts
Schedule 1.1(d)	Intellectual Property
Schedule 1.1(e)	Permits
Schedule 1.1(k)	Claims
Schedule 1.2(l)	Retained Assets
Schedule 1.5	Non-Assignable Assets
Schedule 3.2(f)	Required Consents
Schedule 4.2	Capitalization
Schedule 4.4	Conflicts
Schedule 4.5(c)	Financial Statements
Schedule 4.6	Certain Changes
Schedule 4.7(a)	Leased Real Property
Schedule 4.7(b)	Owned Real Property
Schedule 4.7(c)	Capital Expenditures
Schedule 4.8(b)	Tangible Personal Property
Schedule 4.10(a)	Proceedings
Schedule 4.11(a)	Compliance with Laws
Schedule 4.12	Tax Matters
Schedule 4.13(d)	Employees
Schedule 4.13(e)	Independent Contractors
Schedule 4.14(a)	Employee Benefit Plans
Schedule 4.14(e)	Plan Exceptions
Schedule 4.15(a)	Registered Intellectual Property
Schedule 4.15(b)	IP Ownership
Schedule 4.15(g)	Social Media
Schedule 4.16(a)	Systems
Schedule 4.16(b)	Systems Ownership
Schedule 4.17	Immigration
Schedule 4.18	Insurance
Schedule 4.19(a)	Contracts
Schedule 4.19(b)	Absence of Breach
Schedule 4.20	Environmental Matters
Schedule 4.20(b)	Environmental Permits
Schedule 4.21	Suppliers
Schedule 4.22	Sufficiency of Assets
Schedule 6.1	Conduct of Business
Schedule 6.4(a)(v)	Consents
Schedule 9.1(b)	Gaming Approvals
Schedule 1.0-A	Permitted Encumbrances

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of June 26, 2018 (“Agreement Date”), by and among Truckee Gaming, LLC, a Delaware limited liability company (“Buyer”), Nevada Gold & Casinos LV, LLC, a Nevada limited liability company and wholly-owned subsidiary of Parent (“Seller”), and Nevada Gold & Casinos, Inc., a Nevada corporation (“Parent”).

RECITALS

A.         Seller owns and operates the casino, restaurant, gift shop, parking and all related facilities commonly known as Club Fortune Casino, located at 725 South Racetrack Road, Henderson, NV 89015 (collectively, the “Business”).

B.          Seller desires to sell, convey, assign and transfer to Buyer, and Buyer desires to purchase, acquire and accept from Seller, Seller’s interest in and to the Purchased Assets (as defined below), and Buyer desires to assume certain Liabilities related to the Purchased Assets, all on the terms and subject to the conditions set forth in this Agreement.

C.          Capitalized terms not defined herein shall have the meanings provided in Schedule 1.0 hereto and incorporated herein by reference.

In consideration of the foregoing recitals which are incorporated herein, and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

Article 1

PURCHASED ASSETS; LIABILITIES

1.1         Purchase and Sale of Assets. Pursuant to the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer or its designated Affiliate, and Buyer will purchase and receive from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all assets, properties and rights of Seller used in or related to the Business or required for the continued operation of the Business by Buyer in substantially the same manner as conducted by Seller on the Agreement Date, in each case wherever located and whether or not the asset, property or right appears on Seller’s books and records, including the following (collectively, the “Purchased Assets”), used in or related to the Business, but in each instance specifically excluding the Retained Assets:

(a)          all tangible assets owned by Seller, including machinery, equipment (including gaming equipment and devices), gaming tables, tools, spare parts, transportation equipment, operating supplies, furniture and office equipment, fixtures, furnishings, artwork, utensils for kitchens, bars and restaurants, laundries, public rooms, hall and lobby equipment, heating, ventilating and air-conditioning systems, plumbing, electrical and refrigerating systems, elevators, escalators, communication and security plants or systems with appurtenant fixtures, uniforms, telephone systems, telecopiers, photocopiers and computer hardware, all gaming chips and tokens with respect to the Business that are branded with the name, design, logo or other similar indicia of the Business, including the chips and tokens not in circulation; including those items set forth on the attached Schedule 1.1(a) of the Seller Disclosure Schedules (collectively, the “Tangible Personal Property”);

(b)          all inventories of Seller, wherever located and whether in transit or in storage, including all finished goods, works in process, raw and packaging materials, spare and replacement parts, dice, food, beverages (including all alcohol to the extent such alcohol is permitted to be transferred to Buyer under applicable Law), cooking supplies, merchandise, gaming supplies, gaming device parts inventory, engineering, maintenance and housekeeping supplies, cleaning supplies, china, glassware, linens, silverware and similar amenities and all other materials and supplies to be used, sold, resold or distributed by Seller, together with all express or implied warranties, rights of return, rebate rights, and all other rights relating to the foregoing (collectively, the “Inventory”);

(c)          all Contracts and Leases to which Seller is a party relating to the Business, including the Contracts and Leases listed on Schedule 1.1(c) of the Seller Disclosure Schedules (collectively, the “Assigned Contracts”);

(d)          all Intellectual Property (other than the Parent Marks) owned by Seller (including all Intellectual Property listed on Schedule 1.1(d) of the Seller Disclosure Schedules), all tangible and electronic embodiments of such Intellectual Property, the name “Club Fortune Casino” and any variants thereof used in the Business, all rights to institute or maintain any Proceeding or other action to protect such Intellectual Property or recover damages for any past or present infringement thereof, and all income, royalties, damages and payments due on or after the Closing Date with respect to such Intellectual Property (collectively, the “Assigned IP”);

(e)          all Permits, including the Permits listed on Schedule 1.1(e) of the Seller Disclosure Schedules, to the extent permitted to be transferred to Buyer under applicable Law;

(f)           the Owned Real Property and Seller’s rights in the Leased Real Property, together with the buildings and improvements thereon, fixtures related thereto, and any rights, grants of variances, licenses or easements appurtenant thereto, to the extent owned or held by Seller (collectively, the “Facilities”);

(g)          all information, books and records (not including income Tax books and records, communications that are protected by an attorney-client privilege or the attorney work-product privilege, and the other books and records described in Sections 1.2(e), 1.2(f), and 1.2(h)) to the extent related to the Purchased Assets, the Business or the Assumed Liabilities, including files, computer discs and tapes, invoices, credit and sales records, personnel records of Business Employees (subject to applicable Law), customer lists (including copies of customer Contracts), supplier lists (including supplier cost information), prospect lists (including mailing and calling lists), manuals, drawings, business plans and other plans and specifications, accounting and financial books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs, current and former product specifications, equipment tracking databases and regulatory, manufacturing and quality control records and procedures (collectively, the “Business Information”);

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(h)          all cash, negotiable instruments and other cash equivalents of Seller located at the Facilities as of the Closing Date, including (i) cash, negotiable instruments and other cash equivalents of Seller located in ATMs, cages, drop boxes, slot machines and other gaming devices located at the Facilities, and (ii) cash on hand for the Facilities manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels and slot vault at the Facilities (collectively, and subject to the terms of this paragraph, the “Acquired Cash”); notwithstanding anything to the contrary contained herein, Acquired Cash shall be calculated net of issued but uncleared checks and drafts and outstanding and unredeemed gaming tokens and chips;

(i)           all billed and unbilled trade accounts receivable of the Business;

(j)           all other intangible rights and properties, including goodwill, telephone and facsimile numbers, e-mail addresses, the Players Club and Players Club Database and all rights to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof; and

(k)          all claims of Seller against Third Parties or any other Person to the extent arising from or relating to the Purchased Assets, the Business or the Assumed Liabilities (whether choate or inchoate, known or unknown, contingent or not contingent, including all rights arising from or relating to deposits, prepaid expenses, claims for refunds and rights to set-off that constitute Purchased Assets.

1.2         Retained Assets. Buyer is not purchasing from Seller, and Seller is not selling to Buyer, and, where applicable, Seller shall retain all of its right, title and interest in and to, each of the following assets, properties and rights of Seller (collectively, the “Retained Assets”):

(a)          all cash and cash equivalents of Seller not located at the Facilities;

(b)          all Contracts other than the Assigned Contracts;

(c)          all Plans, and the assets thereof;

(d)          all (i) intercompany accounts receivable of Seller, and notes for those accounts receivable, of the Business where the obligee is Seller and the obligor is Parent or an Affiliate of Seller, and (ii) all other accounts and notes receivable of Seller (other than billed and unbilled trade accounts receivable of the Business), regardless of when due and payable, together with the full benefit of all security and other rights relating thereto;

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(e)          copies of all of the Assigned Contracts and all Business Information, other than the Customer Database, copies of such documents as are reasonably needed by Seller to pursue or defend claims related to the Retained Assets or Retained Liabilities, and all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(f)           Seller’s organizational documents, taxpayer and other identification numbers, seals, minute books, membership interest records and all other similar limited liability company books and records of Seller, including communications that are protected by an attorney-client privilege or the attorney work-product privilege;

(g)          all rights of Seller and its Affiliates under this Agreement and the Ancillary Documents and any claims in respect thereof;

(h)          all (i) Tax Returns (including supporting schedules) other than those included in the Purchased Assets pursuant to Section 1.2(g) and (ii) refunds, credits, claims or entitlements with respect to Taxes to the extent arising out of or relating to the Purchased Assets or the Business for any pre-Closing Date portions of any Straddle Periods;

(i)           all insurance policies of Seller, and all rights to applicable claims and proceeds thereunder;

(j)           the Parent Marks;

(k)          all rights, claims, causes of action, credits or rights of setoff against Third Parties (including all indemnities, warranties and similar rights) in favor of the Seller or any of its Representatives to the extent relating to (i) any Retained Asset or (ii) any Retained Liability; and

(l)           those contracts set forth on Schedule 1.2(l) of the Seller Disclosure Schedules.

1.3         Assumed Liabilities. Buyer will, as of the Closing, assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, and subject to the exclusions set forth below, the “Assumed Liabilities”):

(a)          all Liabilities arising or to be performed under the Assigned Contracts and the Permits from and after the Closing (but not any Liability arising out of or in connection with any breach of any such Assigned Contract or Permit occurring prior to the Closing);

(b)          all Liabilities associated with the Players Club, other than any Liabilities resulting from Seller’s violation of the terms and conditions of the Players Club prior to the Closing (as assumed, the “Players Club Liabilities”);

(c)          all Liabilities with respect any Proceeding or Order that is commenced or issued after the Closing Date that arises from Buyer’s ownership of the Purchased Assets or operation of the Business from and after the Closing;

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(d)          all Liabilities for replacement of, or refund for, damaged, defective or returned goods relating to items purchased in a gift shop or similar facility at the Business;

(e)          all Liabilities with respect to the Transferred Employees arising after the Closing Date;

(f)           outstanding and unredeemed vouchers and comps (to the extent included as a liability in the calculation of Working Capital), Liabilities with respect gaming tokens and chips poker and slot participation and all Progressive Liabilities;

(g)          accrued but unpaid (as of the Closing Date) vacation and/or personal time off (as applicable) associated with the Transferred Employees;

(h)          all trade accounts payable of Seller with respect to the Business as reflected on the Reference Balance Sheet (subject to increases or decreases thereof as may occur prior to the Closing in the Ordinary Course of Business and not in violation of Section 6.1), in each case to the extent including in the calculation of Working Capital;

(i)           all Liabilities for any Taxes of the Buyer or arising from Buyer’s use, ownership or operation of the Purchased Assets or the conduct of the Business after the effective time of Closing, including any Taxes described in Section 8.2 attributable to post-Closing Date portions of any Straddle Periods;

(j)           all Liabilities relating to or arising out of the ownership of the Purchased Assets or the conduct of the Business in respect of periods following the Closing; and

(k)          all other Liabilities set forth as liabilities in the calculation of Working Capital used to determine the Purchase Price pursuant to Sections 2.1 and 2.4 hereof.

1.4         Retained Liabilities. Except for the Assumed Liabilities, Buyer is not assuming and expressly disclaims the assumption of any Liabilities of Seller, whether or not such Liabilities arise from or relate to the Purchased Assets or the operation of the Business prior to the Closing (collectively, the “Retained Liabilities”). Without limiting the generality of the foregoing, and solely for purposes of clarity, the Retained Liabilities include:

(a)          all Liabilities arising from or relating to products sold, or services provided, on or prior to the Closing Date that do not constitute Assumed Liabilities;

(b)          all Liabilities arising from or relating to accrued expenses, accounts payable, indebtedness or other payment obligations that do not constitute Assumed Liabilities;

(c)          all Liabilities arising from or relating to any Encumbrances (other than Permitted Encumbrances) related to Seller’s ownership of the Purchased Assets or the Business and surviving the Closing;

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(d)          all Liabilities arising out of or in connection with any breach of the Assigned Contracts occurring prior to the Closing, and all Liabilities arising from or relating to Contracts to which Seller is party that are not Assigned Contracts;

(e)          all Liabilities for any Taxes arising from Seller’s use, ownership or operation of the Purchased Assets or the conduct of the Business by Seller on and prior to the effective time of Closing, including any income Taxes that may be owing by Seller as a result of the sale of the Purchased Assets and including any Taxes described in Section 8.2 attributable to pre-Closing Date portions of any Straddle Periods, but excluding any Taxes described in Section 8.2 attributable to post-Closing Date portions of any Straddle Periods whether, in each case, payable before or after Closing;

(f)           all Liabilities arising from or relating to any Proceeding or Order to which Seller is a party or is otherwise bound as of the Closing to the extent arising or related to a period prior to the Closing Date;

(g)          all Liabilities arising from or relating to Breaches of Law (including Environmental and Safety Requirements), including any Breach of a Permit, occurring prior to the Closing;

(h)          all Liabilities of Parent;

(i)           except as provided in the proviso of Section 6.6(b)(i), all Liabilities of Seller arising from or relating to the employment, retention or termination by Seller, or with respect to the Business, Parent, of any of their current or former officers, directors, employees or independent contractors, including but not limited to all Liabilities for salaries, bonuses, withholding, expense reimbursements, benefits or severance payments (unless otherwise allocated between the parties elsewhere in this Agreement), all Liabilities arising from or relating to Seller’s or Parent’s compliance with applicable employment Laws, all Liabilities arising from or relating to any employment agreements that Seller or Parent may have executed with its employees and all Liabilities to indemnify, reimburse or advance any amounts to any officer, director, employee, consultant or other agent or representative of Seller or Parent (whether in connection with the transactions contemplated by this Agreement or otherwise); and

(j)           all Liabilities otherwise arising from or relating to Seller’s use, ownership or operation of the Purchased Assets or the conduct of the Business prior to Closing that do not constitute Assumed Liabilities.

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1.5         Assignability and Consents. Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, that by its terms or by Law is non-assignable without the consent of a Third Party (including any Authority) or is cancelable by a Third Party in the event of an assignment (a “Non-Assignable Asset”), unless and until consent from such Third Party shall have been obtained. With respect to all Non-Assignable Assets, including those set forth on Schedule 1.5 of the Seller Disclosure Schedules, Seller and Parent shall use commercially reasonable efforts to cooperate with Buyer at its request for up to six (6) months following the Closing Date in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller, Parent or any of their Affiliates to incur any expenses or Liabilities, provide any financial accommodation, or remain secondarily or contingently liable for any Assumed Liability to obtain any such consent and any failure to obtain any consent by Seller for any reason in and of itself shall not constitute a breach of this Agreement. To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller (or the applicable Affiliate of Seller) for the benefit of Buyer, and the covenants and obligations thereunder shall be performed by Buyer at Buyer’s expense and in Seller’s name, and all benefits and obligations existing thereunder shall be for Buyer’s account (and Seller shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date); provided, that Seller may, after providing prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Asset that may otherwise be reasonably requested by Buyer until Buyer shall have provided Seller with all funds and other resources necessary for such performance. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets. Buyer agrees to indemnify and hold Seller and its Representatives, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Buyer’s performance of, or failure to perform, obligations under the Non-Assignable Assets to the extent such Liability would have been an Assumed Liability if the assignment of the Non-Assigned Assets to Buyer had occurred on the Closing Date.

Article 2

PURCHASE PRICE AND DEPOSIT

2.1         Purchase Price.

(a)          The aggregate consideration to be paid by Buyer to Seller for the conveyance, assignment and transfer of the Purchased Assets at the Closing shall be an amount equal to Fourteen Million Six Hundred Thousand Dollars ($14,600,000), plus or minus (as applicable) (i) the Acquired Cash Adjustment, and (ii) the Working Capital Adjustment (such amount, as adjusted, the “Purchase Price”).

(b)          Estimated Purchase Price. Not later than ten (10) Business Days prior to the Closing, Seller shall deliver to Buyer a good faith estimate, made consistent with the terms and conditions of this Agreement and based upon information available to it, of the Purchase Price (the “Estimated Purchase Price”), in the form attached hereto as Exhibit A.

(c)          Cash Payment by Buyer at Closing. At Closing, Buyer shall pay to Seller an aggregate amount in cash, by electronic transfer of immediately available funds, to an account designated by Seller, equal to (i) the Estimated Purchase Price, minus (ii) the Escrow Amount (collectively, the “Closing Cash Payment”).

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2.2         Escrow. At the Closing, the Escrow Amount shall be deposited by Buyer into escrow with the Escrow Agent pursuant to an escrow agreement, substantially in the form of Exhibit B hereto (the “Escrow Agreement”), and shall be held to satisfy any claims made by Buyer or any of the Buyer Indemnitees against Seller or Parent pursuant to Article 10 for a period of twelve (12) months. All costs and expenses related to holding in escrow the Escrow Amount, including the fees of the Escrow Agent, shall be borne equally by Buyer and Seller.

2.3         Cash Count. At the close of business on the Closing Date (or at such other day or time as mutually agreed by Buyer and Seller or otherwise dictated by applicable Gaming Laws), Seller shall conduct a physical count of all cash contained in cages, ATMs, slot booths, count rooms, gaming devices, drop boxes and any other location where cash is held by Seller at the Facilities (the “Cash Count”). The Cash Count shall be conducted in accordance with the policies, procedures and methodologies mutually agreed by the parties and otherwise in accordance with applicable Gaming Laws. Buyer shall be entitled to have Representatives present during the Cash Count, which Representatives shall, to the extent permitted by Law, have full access to the Cash Count proceedings and cooperate with Seller’s Representatives in good faith to resolve any disputes regarding the conduct of the Cash Count. Such Cash Count will be used in the preparation of the Closing Payment Statement.

2.4         Purchase Price Adjustments.

(a)          As soon as reasonably practicable following the Closing Date, but in no event more than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Payment Statement”) setting forth in reasonable detail, as of the Closing Date, its calculation of (i) the Acquired Cash Adjustment, (ii) the Working Capital Adjustment, and (iii) the Purchase Price. The Acquired Cash Adjustment calculation shall incorporate the results of the Cash Count as provided in Section 2.4. The Acquired Cash Adjustment, the Working Capital Adjustment, and the Purchase Price calculations shall be determined in accordance with the definitions and principles set forth in this Agreement and the other terms and conditions of this Agreement, and in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Reference Balance Sheet and the Purchase Price. The Closing Payment Statement shall be prepared in accordance with, and in the format of, Exhibit A, and shall include calculation of (A) the Acquired Cash Adjustment, which shall be prepared in accordance with, and in the format of, Exhibit F, and (B) the Working Capital Adjustment, which shall be prepared in accordance with, and in the format of, Exhibit H. Subject to applicable Law, Seller will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Closing Payment Statement and will provide Buyer with reasonable access to any of Seller’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent necessary for the preparation of the Closing Payment Statement (excluding income Tax books or records and communications that are protected by the attorney-client privilege or the work-product privilege).

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(b)          If Seller shall have any disagreement with the Closing Payment Statement, it shall, on or prior to thirty (30) days after its receipt of the Closing Payment Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Buyer will make available to Seller all workpapers and other books and records utilized by Buyer in the preparation of the Closing Payment Statement and those Representatives of Seller involved in the preparation of the Closing Payment Statement, and will provide Seller reasonable access to such other Business records not otherwise available to Seller as a result of the transactions contemplated by this Agreement (excluding income Tax books or records and communications that are protected by the attorney-client privilege or the work-product privilege), to the extent Seller deems necessary for Seller’s review of the Closing Payment Statement. If Seller does not provide such notice of disagreement within such thirty (30) day period, Seller shall be deemed to have accepted the Closing Payment Statement delivered by Buyer and such determination shall be final, binding and conclusive for all purposes of this Agreement. Any purported failure by Seller to provide the aforementioned “reasonable detail” shall not be used as the basis for an assertion by Buyer that Seller’s notice of disagreement was not timely delivered. If any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a period of thirty (30) days from the date of Seller’s notice of disagreement (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Payment Statement. If, at the end of such period, they are unable to resolve such disagreements, then Ernst & Young LLP or such other independent accounting firm as the parties may mutually agree upon (as determined, the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable (but in any event shall be instructed to deliver its determination within sixty (60) days after its engagement), only with respect to the disagreements submitted to the Auditor, whether the Closing Payment Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Closing Payment Statement requires adjustment, and shall be instructed not to otherwise investigate matters independently. The Auditor shall promptly deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer. The fees and expenses of the Auditor shall be borne equally by Buyer and Seller. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article 10, and judgment may be entered thereon in a court of competent jurisdiction.

(c)          If the Purchase Price, as finally determined in accordance with Section 2.4(b), exceeds the Estimated Purchase Price, then Buyer shall, within seven (7) Business Days of the determination date, pay to Seller such difference by wire transfer of immediately available funds to such account or accounts designated by Seller in writing (or in the absence of any such designation, by corporate check mailed to Seller).

(d)          If the Purchase Price, as finally determined in accordance with Section 2.4(b), is less than the Estimated Purchase Price, then Seller or Parent shall, within seven (7) Business Days of the determination date, pay to Buyer such difference by wire transfer of immediately available funds to such account or accounts designated by Buyer in writing (or in the absence of any such designation, by corporate check mailed to Buyer).

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2.5         Allocation of Purchase Price. Within twenty (20) Business Days after the Purchase Price is finally determined in accordance with Section 2.4(b), Buyer shall deliver to Seller a schedule (an “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code. If within twenty (20) Business Days after receipt of the applicable Allocation Schedule, Seller does not provide notice as set forth in the following sentence, such Allocation Schedule shall be final and binding on the parties. If within twenty (20) Business Days after receipt of the applicable Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on such Allocation Schedule, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller fail to resolve any such dispute within twenty (20) Business Days after Buyer’s receipt of Seller’s notice of an objection to the applicable Allocation Schedule, each of the parties may file an Allocation Schedule of its own choosing for Tax reporting purposes. Any adjustment to the Purchase Price shall be allocated and any Allocation Schedule that Seller did not dispute shall be adjusted as provided by Treasury Regulation § 1.1060-1(c).

2.6         Prorations. On the Closing Date, all utility charges and other similar periodic obligations and expenses (but not including those items prorated under Article 8 and those items reflected in the calculation of the Working Capital Adjustment as finally determined pursuant to Section 2.4), related to the Purchased Assets will be prorated as of the Closing Date, with Seller responsible for such charges, obligations and expenses for the period up to the Closing Date, and Buyer to be responsible for the period on and after the Closing Date. Whenever possible, such prorations will be based on actual, current payments by Seller, and to the extent such actual amounts are not available, such prorations will be estimated as of the Closing Date based on actual amounts for the most recent comparable billing period. When the actual amounts become known, such prorations will be recalculated by Buyer and Seller, and Buyer or Seller, as the case may be, promptly (but not later than five (5) Business Days after notice of payment due) will make any additional payment or refund so that the correct prorated amount is paid by each of Buyer and Seller. Buyer shall bear the cost of a title policy issued to Buyer insuring the Facilities, and any survey or survey update ordered for such title policy.

Article 3

CLOSING

3.1         Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (Las Vegas, Nevada time) on the fifth (5th) Business Day following the satisfaction or waiver of the conditions in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to their satisfaction or waiver at the Closing), or at such other time and date as may be mutually agreed by Buyer and Seller; provided, however, that the parties agree to use commercially reasonable efforts to cause the Closing to occur on the first Business Day of a calendar month. The Closing shall take place at the offices of the Escrow Agent or at such other location and time as is mutually agreeable to Buyer and Seller. The date on which the Closing shall occur is referred to herein as the “Closing Date.” The effective time of the Closing for tax and accounting purposes shall be 11:59 p.m. Pacific Time on the Closing Date (or such other time as shall constitute the end of the “gaming day” of the Business as determined pursuant to applicable Gaming Laws or by the Gaming Authorities).

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3.2         Seller and Parent Closing Deliveries. At the Closing, Seller and Parent will deliver or cause to be delivered to Buyer all of the following:

(a)          a bill of sale and assignment and assumption agreement duly executed by Buyer and Seller, in form and substance substantially as set forth in Exhibit C (the “Conveyance Agreement”);

(b)          a certificate, executed on behalf of Parent and Seller by a duly authorized officer of Parent and Seller, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, confirming that the conditions precedent in Sections 9.2(a) 9.2(b) and 9.2(c) have been satisfied;

(c)          a certificate executed on behalf of Seller by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, together with copies of (i) the resolutions adopted by Seller and Parent authorizing the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby, (ii) a written certification identifying the individuals duly authorized to execute this Agreement on Seller’s and Parent’s behalf and any Ancillary Document, or any other instruments or documents related hereto or thereto to which Seller or Parent is or will at the Closing be a party as the binding obligation of Seller and/or Parent, as applicable; (iii) the articles of organization of Seller, (iv) the operating agreement of Seller, and (v) a certificate dated within ten (10) Business Days prior to the Closing Date, issued by the Nevada Secretary of State, evidencing the good standing of Seller in the State of Nevada, which certification will confirm that such copies are correct and complete and that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect;

(d)          a transition services agreement duly executed by Seller pursuant to which Seller will provide the services described in Exhibit D to Buyer, in form and substance reasonably satisfactory to Seller and Buyer (the “Transition Services Agreement”);

(e)          a grant, bargain and sale deed with respect to the Owned Real Property, in form and substance substantially as set forth in Exhibit E (the “Deed), duly executed by Seller;

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(f)           the Consents identified in Schedule 3.2(f) of the Seller Disclosure Schedules, in form and substance reasonably satisfactory to Buyer (the “Required Consents”) or, to the extent that any such Required Consent identified in Schedule 3.2(f) of the Seller Disclosure Schedules (other than the Required Consent identified as item 1 therein) shall not have been obtained on or prior to the Closing, Seller shall retain and continue to hold the Contract to which such Required Consent related and ensure that Buyer receives the full benefits of the provisions of such Contract for the duration of its term in accordance with Section 1.5;

(g)          the Escrow Agreement, duly executed by Seller;

(h)          a certificate from Seller (or the taxpayer as to which Seller is disregarded as separate) stating that Seller (or such taxpayer) is not a “foreign person” as defined in Section 1445 of the Code, and otherwise meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, along with a properly completed IRS Form W-9 of Seller (or such taxpayer);

(i)            evidence reasonably satisfactory to Buyer that all recorded Encumbrances on the Purchased Assets have been released or removed, except for any Permitted Encumbrances; and

(j)          such other typical and customary certificates, documents and instruments as Buyer may reasonably request related to the transactions contemplated hereby.

3.3         Buyer Closing Deliveries. At the Closing, Buyer will deliver or cause to be delivered:

(a)          an amount equal to the Closing Cash Payment, which amount will be directed to Seller by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) Business Days prior to the Closing;

(b)          the Escrow Amount to the Escrow Agent, via wire transfer of immediately available funds;

(c)          to Seller and, if applicable, Parent, the Conveyance Agreement, Escrow Agreement, and Transition Services Agreement, duly executed by Buyer;

(d)          to Seller, a certificate, executed on behalf of Buyer by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, dated the Closing Date, confirming that the conditions precedent in Sections 9.3(a) and 9.3(b) have been satisfied;

(e)          to Seller, a certificate, executed on behalf of Buyer by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, dated the Closing Date, together with copies of (i) the resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby, and (ii) a written certification identifying the individuals duly authorized to execute this Agreement on Buyer’s behalf and any Ancillary Document, or any other instruments or documents related hereto or thereto to which Buyer is or will at the Closing be a party as the binding obligation of Buyer, which certification will confirm that such copies are correct and complete and that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.; and

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(f)           such other typical and customary certificates, documents and instruments as Seller may reasonably request related to the transactions contemplated hereby.

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent jointly and severally represent and warrant to Buyer, except as set forth in the Disclosure Schedules delivered by Seller and Parent to Buyer on the Agreement Date (the “Seller Disclosure Schedules”) as follows:

4.1         Organization, Standing and Corporate Power.

(a)          Seller is a limited liability company, and Parent is a corporation, in each case duly organized, validly existing and in good standing under the laws of the State of Nevada, and Seller is duly qualified, licensed or registered to do business in every other jurisdiction in which the nature of its business or the ownership of its property requires it to be qualified, except where the failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Effect. Seller and Parent each has all requisite limited liability company or corporate power and authority to conduct its business and affairs as currently being conducted and to own, lease and operate its properties and assets.

(b)          Seller has no Subsidiaries and neither Seller nor Parent has Affiliates who are involved in the Business other than Parent or Seller, and Seller does not directly or indirectly hold any capital stock or other equity securities, options, warrants, convertible debt, or other derivative securities of any Person or otherwise have any direct or indirect ownership interest in any Person or business, except the Business.

(c)          Seller has provided Buyer with correct and complete copies of Seller’s Governing Documents, including all amendments thereto. Seller is not in Breach of any of its Governing Documents.

4.2         Capitalization; Ownership Interests. Parent is the sole record and beneficial owner of a 100% membership interest in Seller, which interest has been validly issued and is nonassessable. Except as set forth on Schedule 4.2 of the Seller Disclosure Schedules, (a) there are no other equity interests of Seller issued or outstanding, and (b) there are no options, warrants, convertible debt, or other derivative securities, phantom equity rights or similar rights or interests issued by Seller or relating to any equity interests or voting securities of Seller.

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4.3         Authority; Approvals. Seller and Parent each have all necessary limited liability company or corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which Seller and/or Parent is or will be a party, and to complete the transactions contemplated by this Agreement. Seller and Parent have taken all action required by Law, Seller’s Governing Documents and otherwise to authorize Seller’s and Parent’s execution and delivery of this Agreement and the Ancillary Documents to which Seller or Parent is or will be a party and the performance of Seller’s and Parent’s obligations hereunder and thereunder. No other limited liability company or corporate proceeding or action on the part of Seller or Parent is necessary to approve and authorize Seller’s or Parent’s execution and delivery of this Agreement or any of the Ancillary Documents to which Seller or Parent is or will be a party or the performance of its obligations hereunder or thereunder. Seller and Parent have each duly and validly executed and delivered this Agreement, and the Ancillary Documents to be executed and delivered by Seller and/or Parent will at the Closing be duly executed and delivered by Seller and/or Parent, as applicable. Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by Seller and/or Parent, assuming the due authorization, execution and delivery by Buyer of each such Ancillary Document to which Buyer is or will be a party, will constitute, the legal and valid binding obligation of Seller and/or Parent, as applicable, enforceable against Seller and/or Buyer, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4         Absence of Conflicts. Except as set forth on Schedule 4.4 of the Seller Disclosure Schedules, neither the execution, delivery nor performance of this Agreement or any Ancillary Document to which Seller or Parent is or will be a party, nor the consummation by Seller and Parent of the transactions contemplated hereby or thereby does or will: (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any Third Party the right to terminate or to accelerate any obligation under, (e) result in the creation of any Encumbrance upon any assets of Seller, the Business or the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Authority or any other Person, except for such authorizations, consents, approvals, exemptions or other actions by or notices to or filings with any Authority required under applicable Gaming Laws or Liquor Laws, in each case under (i) the provisions of the articles of organization or operating agreement of Seller, (ii) any material indenture, license, mortgage, loan agreement or other agreement, instrument or Contract to which Seller is bound or the Business, or any of the Purchased Assets are affected, or (iii) subject to the authorizations, consents, approvals, exemptions or other actions by or notices to or filings with any Authority required under applicable Gaming Laws or Liquor Laws, any Law to which Seller, the Business, or any of the Purchased Assets is subject.

4.5         Financial Statements; No Undisclosed Liabilities.

(a)          Seller has made available to Buyer correct and complete copies of the unaudited balance sheets of Seller dated April 30, 2018, 2017 and 2016, and the related unaudited statements of income and cash flows for the fiscal years then ended (collectively, the “Financial Statements”, the balance sheet of Seller as of April 30, 2018 is referred to herein as the “Reference Balance Sheet” and April 30, 2018 is referred to herein as the “Reference Balance Sheet Date”).

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(b)          The Financial Statements are consistent with the books and records of Seller and fairly present in all material respects the financial position of Seller as of the dates indicated and the results of operations of Seller for the periods indicated, in conformity with GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein and except that the Financial Statements omit footnotes and the disclosures required therein.

(c)          As relates to the Business or the Purchased Assets, as of the Agreement Date, Seller does not have any material Liabilities, except for (i) Liabilities which are adequately reflected or reserved against in the Reference Balance Sheet, (ii) Liabilities which have arisen after the Reference Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities relating to or arising under Leases, Contracts, Permits and Permitted Encumbrances which do not result from or arise out of breaches thereof, (iv) Liabilities for Taxes that do not violate the representations and warranties contained in Section 4.12, or (v) those set forth in Section 4.5(c) of the Seller Disclosure Schedules.

4.6         Absence of Certain Changes. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedules, between the Reference Balance Sheet Date and the Agreement Date, (i) there has not been any change, event or occurrence that has had a Material Adverse Effect, and (ii) neither Seller nor, as it relates to the Business, Parent has:

(a)          sold, leased, transferred, or assigned any material assets of Seller, tangible or intangible (including Intellectual Property), other than Inventory sold in the Ordinary Course of Business;

(b)          entered into any agreement, Contract, lease, license or permit (or series of related agreements, Contracts, leases, licenses and permits with the same Person), either (i) involving payments to or by Seller of more than $25,000 (individually or in the aggregate), other than slot participation agreements entered into in the Ordinary Course of Business, or (ii) outside the Ordinary Course of Business;

(c)          entered into any Contract with any Authority or accelerated, terminated, modified, or cancelled any Contract with any Authority to which Seller is a party or by which it is bound;

(d)          entered into any agreement, Contract, lease or license (or series of related agreements, Contracts, leases or licenses with the same Person) with any Affiliate of Seller or Parent;

(e)          waived any right of material value that would otherwise constitute a Purchased Asset;

(f)           except in the Ordinary Course of Business, terminated or cancelled, or modified in any material respect, any Contract (or series of related Contracts with the same Person) involving payments to or by Seller of more than $25,000 (individually or in the aggregate) to which Seller is a party or by which it is bound;

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(g)          imposed (or allowed to be imposed) any Encumbrances (other than Permitted Encumbrances) upon any of assets of Seller, tangible or intangible (including any Assigned IP);

(h)          made any capital expenditure (or series of related capital expenditures) that involves more than $25,000 other than capital expenditures set forth in Seller’s budget for the applicable period(s), copies of which have been provided to Buyer;

(i)           made any capital investment in, any loan to (other than (i) advances of expenses to employees in the Ordinary Course of Business and (ii) player markers issued in the Ordinary Course of Business and reflected in the Business’s records), or any acquisition of the securities or assets of, any other Person;

(j)           issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money in an aggregate amount exceeding $25,000;

(k)          delayed or postponed the payment of any accounts payable or other Liabilities of Seller outside the Ordinary Course of Business;

(l)           declared, set aside, or paid any dividend or made any distribution with respect to the membership interests or other equity interests of Seller (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of the membership interests or other equity interests of Seller which in each case would remain an obligation of or Encumbrance upon the Purchased Assets or the Business following the Closing;

(m)         entered into any employment Contract or collective bargaining agreement;

(n)          except in the Ordinary Course of Business, as required by Law or as required by the terms of any Plan, adopted, amended, modified or terminated any Plan;

(o)          made any Tax election or adopted or changed in any Tax accounting method or policy, filed any amended Tax Return, consented to or entered into any closing agreement or similar written agreement with any Taxing Authority or consented to or settled or compromised any Tax claim or assessment that, as to any such action, would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer with respect to the Business or the Purchased Assets in any post-Closing Tax period;

(p)          made or granted any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any employee or independent contractor of Seller;

(q)          (i) transferred or assigned, or allowed to lapse or go abandoned, any material rights under or with respect to any Assigned IP; or (ii) granted any license or sublicense of any Assigned IP, other than in the case of clause (i) and (ii) in the Ordinary Course of Business;

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(r)           excluding normal wear and tear, experienced any physical damage, destruction or loss (whether or not covered by insurance) to the Tangible Personal Property or the Facilities in excess of $25,000 in the aggregate;

(s)          changed in any material respect its accounting policies and practices as in effect on the Reference Balance Sheet Date, except as required by GAAP or applicable Law or changed its fiscal year; or

(t)           agreed or committed (whether or not in writing) to do any of the foregoing.

4.7         Real Property.

(a)          Schedule 4.7(a) of the Seller Disclosure Schedules contains a true and complete list, as of the Agreement Date, of all of the leases, licenses, subleases and all other similar occupancy agreements, including all amendments or other modifications thereto (collectively, the “Leases”), pursuant to which Seller leases, licenses, subleases or otherwise occupies real property (such real property, collectively, the “Leased Real Property”). The Leased Real Property is the only real property leased, subleased, licensed or otherwise occupied by Seller that is used in the Business, other than the Owned Real Property. With respect to the Leases and the Leased Real Property: (i) Seller has a good and valid leasehold interest in all of the Leased Real Property, free and clear of any Encumbrances (other than Permitted Encumbrances), (ii) the Leases are in full force and effect, (iii) neither Seller nor, to the Knowledge of Seller, any other party to any Lease, is in material default under any Lease, and (iv) to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute a material breach or default by Seller under any of the Leases. Seller has made or prior to Closing will make available to Buyer or its Representatives true, correct and complete copies of the Leases and, to the extent in possession or control of Parent or Seller, all certificates of occupancy and surveys relating to the Leased Real Property. To the Knowledge of Seller, neither the current use of the Leased Real Property by Seller, nor the Leased Real Property itself contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

(b)          Schedule 4.7(b) of the Seller Disclosure Schedules contains a true and complete list of all real property owned by Seller (the “Owned Real Property”). Seller has good and valid title to all of the Owned Real Property, free and clear of any Encumbrances (other than Permitted Encumbrances). To the Knowledge of Seller, none of the Owned Real Property, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect. Seller has made or prior to Closing will make available to Buyer or its Representatives copies of all leases, certificates of occupancy, surveys, environmental reports and documents evidencing unrecorded easements, rights of way and similar restrictions and rights (and all amendments thereto) with respect to the Owned Real Property, to the extent the same are in Parent’s or Seller’s possession or control. Other than as set forth on Schedule 4.7(b) of the Seller Disclosure Schedules, Seller is not party to any lease, license, sublease or similar occupancy agreement under which it leases, licenses, subleases or otherwise makes any of the Owned Real Property available for occupancy by any Third Party.

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(c)          After giving effect to capital expenditures currently budgeted or being undertaken by Seller, each as specifically disclosed on Schedule 4.7(c) of the Seller Disclosure Schedules, all material improvements, structures, facilities, fixtures and equipment located on the Leased Real Property and the Owned Real Property and currently used in the Business are in all material respects good operating condition, ordinary, wear and tear excepted.

4.8         Tangible Personal Property.

(a)          Seller has good and transferable right, title and interest in and to all of the Tangible Personal Property, and at the Closing Seller will transfer all Tangible Personal Property to Buyer, free and clear of any Encumbrances other than Permitted Encumbrances. Other than the Tangible Personal Property and Inventory, Seller does not own any tangible personal property that is used in or solely related to the Business.

(b)          Except as listed on Schedule 4.8(b) of the Seller Disclosure Schedules, after giving effect to capital expenditures currently budgeted or being undertaken by Seller, as of the Agreement Date, all material Tangible Personal Property currently used in the Business is (i) in all material respects good repair and in operating condition, ordinary wear and tear excepted and (ii) free from material defects and in Seller’s possession and control at the location of the Business. The Tangible Personal Property comprises all of the tangible assets used in, related to or required for the continued operation by Buyer of the Business in the same manner as currently conducted by Seller. Except for the Retained Assets and Non-Assignable Assets, immediately following the consummation of the Closing, there will be no tangible assets currently used by the Business which will not be owned by Buyer or leased or licensed to Buyer under either the Transition Services Agreement or Assigned Contracts as a result of the transactions contemplated hereby.

4.9         Inventory. Seller has good and transferable right, title and interest in and to all of the Inventory. At the Closing, Seller will transfer the Inventory to Buyer free and clear of any Encumbrances other than Permitted Encumbrances.

4.10       Proceedings; Orders.

(a)          Schedule 4.10(a) of the Seller Disclosure Schedules sets forth a list, as of the Agreement Date, of: (i) all material Proceedings pending or, to the Knowledge of Seller, threatened in writing, against Parent or Seller relating to the Business or Seller, or any director, officer, employee, consultant or other agent or other representative of Seller (but only in their capacity as such) and (ii) all material Proceedings relating to the Business or Seller that have been decided by any Authority or otherwise settled, resolved, abandoned or expired during the period from December 1, 2015 through the Agreement Date.

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(b)          As of the Agreement Date, none of Seller, any of the Purchased Assets or the Business is subject to any material Order other than those of general applicability. To the Seller’s Knowledge, no manager, officer, employee or other agent of Seller, in their capacity as such, is subject to any material Order relating to Seller or any of the Purchased Assets or the Business.

4.11       Compliance with Laws; Permits.

(a)          Except as set forth on Schedule 4.11(a) of the Seller Disclosure Schedules, (x)  the Business is being conducted in compliance in all material respects with all applicable Laws and as of the Agreement Date no Authority or other Person has given written notice or alleged in writing to Seller or Parent that Seller or Parent, in relation to the Business, is currently in Breach of any applicable Law, except in respect of instances of non-compliance that are not material, individually or in the aggregate, and (y) during the period from December 1, 2015 to the Agreement Date, Seller and Parent have, in relation to the Business, complied with all applicable Laws and no Authority or other Person has given written notice or alleged in writing to Seller or Parent that Seller or Parent has, in relation to the Business, Breached any applicable Law, except in respect of instances of non-compliance that are not material, individually or in the aggregate.

(b)          Seller holds all material Permits currently required to own and operate the Business and Purchased Assets in all material respects in the manner it in which it is currently conducted in compliance in all material respects with applicable Laws. Each such Permit is in full force and effect, and to the Knowledge of Seller, no event has occurred, and no circumstance exists that was caused by Seller or Parent, and to the Knowledge of Seller, no other event has occurred or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a revocation, cancellation, termination or material Breach of any such Permit or material modification thereof. No Authority or other Person has given written notice or alleged in writing to Seller (or, to the Knowledge of Seller, otherwise alleged) that Seller is currently required to hold a material Permit that it does not hold.

(c)          To the Knowledge of Seller, each of Parent’s and Seller’s directors, managers, officers and employees hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Authorities necessary for their conduct of the Business as currently conducted by Seller, each of which is in full force and effect. There has occurred no material default, revocation or suspension under any such permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of any Authorities.

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4.12       Tax Matters. Other than as set forth on Schedule 4.12 of the Seller Disclosure Schedules:

(a)          Seller has duly and timely filed (taking into account any extension of time within which to file) all Relevant Tax Returns that it was required to file under applicable Law, and all such Tax Returns were true correct and complete and in substantial compliance with applicable Law when filed. Seller has timely and properly paid all Relevant Taxes required to be paid by it under applicable Law, whether or not disputed and whether or not shown to be due and payable on any Tax Return. Seller is not currently the beneficiary of any extension of time within which to file any Relevant Tax Return. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax. For purposes of this Section 4.12, “Relevant” shall mean, when modifying “Taxes” or “Tax Returns,” such Taxes or Tax Returns, as appropriate, that relate to the Purchased Assets or the Business or that, or that may reasonably be expected to, result in an Encumbrance on the Purchased Assets or the Business after the Closing.

(b)          Seller has withheld or collected and paid over on a timely basis to the appropriate Authorities (or is properly holding for such timely payment) all Relevant Taxes required by applicable Law to be withheld or collected by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member of Seller or other Person and all Relevant Tax Returns (including, but not limited to, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed.

(c)          No Taxing Authority has given written notice or alleged in writing to Seller (or, to the Knowledge of Seller, has otherwise alleged) that Seller has or may have Breached any applicable Law regarding the preparation or filing of any Tax Returns or the payment or withholding of any Relevant Taxes (including any claim that Seller is required to pay Taxes in any jurisdiction where it does not currently file a Tax Return or may be subject to Tax in such jurisdiction). Seller has not granted any waiver, extension or comparable Consent for the payment of Relevant Taxes or filing of Relevant Tax Returns that remains outstanding, and no request for any such waiver, extension or comparable Consent from Seller has been received by Seller or Parent that is pending.

(d)          Seller has not received any written notice of any pending or, to the Knowledge of Seller, threatened request, audit, inquiry or other Proceeding in relation to Relevant Taxes or Relevant Tax Returns, and, to the Knowledge of Seller, no such request, audit, inquiry or other Proceeding is pending, ongoing, scheduled or threatened. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          There are no Tax rulings, requests for rulings, technical advice memoranda, applications for change in accounting methods, closing agreements or any similar rulings, memoranda or agreements that would reasonably be expected to affect Liabilities for Relevant Taxes for any Taxable Period (or portion thereof) after the Closing Date. Seller has no Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise, that, or that may reasonably be expected to, result in an Encumbrance on the Purchased Assets or the Business.

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4.13       Employment Matters.

(a)          Seller is not currently in material Breach of, and during the period from December 1, 2015 to the Agreement Date, Seller has not materially Breached, any applicable Law concerning employment, employment practices and employee rights, or the calculation and payment of wages (including all applicable Laws concerning terms and conditions of employment, employment classifications (as to both classification as an employee as well as classification as an exempt or non-exempt employee), minimum wage, overtime, pay deductions, hours of work, termination, equal employment opportunity, discrimination, disability rights or benefits, affirmative action, employee leave issues, child labor, immigration, health and safety, plant closures and layoffs, workers’ compensation, unemployment, the payment of employment related Taxes and labor relations and unfair labor practices) with respect to the Business Employees, and during the period from December 1, 2015 to the Agreement Date, no Authority or other Person has given written notice or alleged in writing to Seller that Seller has or may have Breached any such Law relating to the employment of the Business Employees.

(b)          During the period from December 1, 2015 to the Agreement Date, there have been no actual or, to the Knowledge of Seller, threatened material work stoppages, slowdowns, lockouts, labor strikes or other material labor disputes involving any Business Employee. To the Knowledge of Seller, during the period from December 1, 2015 to the Agreement Date, there has been no attempt to form any labor union, labor organization, trade union, works council or similar organization or association of employees in relation to the Business.

(c)          Seller, with respect to the Business Employees, is not a party to, bound by or subject to (and no assets or properties of Seller related to the Business are bound by or subject to) any labor agreement or collective bargaining agreement. No Business Employee is represented by any labor union, labor organization, trade union or works council with respect to their employment by Seller.

(d)          Listed on Schedule 4.13(d) of the Seller Disclosure Schedules is each Person who, as of the Agreement Date, primarily provides service to Seller with respect to the Business (the “Business Employees”), together with their title, exempt/non-exempt status under the Fair Labor Standards Act, current salary or hourly rate, hire date, and bonus rate.

(e)          Listed on Schedule 4.13(e) of the Seller Disclosure Schedules is each individual Person performing services with respect to the Business as an independent contractor or leased employee, which independent contractor or leased employee is properly classified.

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4.14       Employee Benefits.

(a)          Schedule 4.14(a) of the Seller Disclosure Schedules sets forth a list, as of the Agreement Date, of all “employee benefit plans” as defined by Section 3(3) of ERISA, all material specified fringe plans as defined in Section 6039D of the Code and all other material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, change-in-control, disability, accident, death benefit, hospitalization, health, medical, vision, insurance, welfare benefit or other plan, program, policy, practice, arrangement or agreement which is sponsored by Seller or otherwise provided to or made available for the benefit of any of the Business Employees (whether or not subject to the Employee Retirement Income Security Act of 1974) (the “Plans”). For each Plan, Seller has made available to Buyer correct and complete copies of the following documents, to the extent applicable:

(i)          the most recent determination letter (or opinion letter) received by Seller from the IRS;

(ii)         all pending applications for rulings, determinations, opinions, no action letters and similar or related matters filed with any Authority;

(iii)        the annual report/return (Form Series 5500) with financial statements and attachments for each of the three (3) most recent plan years for which such reports/returns have been filed;

(iv)        current plan documents, summary plan descriptions, trust agreements, insurance contracts, service agreements and all related Contracts and other similar or related documents (including any employee summaries and material employee communications); and

(v)         all closing letters, audit finding letters, revenue agent findings and other similar or related documents.

(b)          Each Plan that is intended to be qualified under Section 401(a) of the Code has received an opinion or advisory letter that is qualified from the IRS. No such determination has been revoked and no such revocation has been threatened in writing to Seller (or to the Knowledge of Seller, otherwise threatened), and to the Knowledge of Seller, there are no facts or circumstances that would constitute a reasonable basis for any such revocation. Nothing has occurred since the date of such favorable determination which would adversely affect the status of such Plan. No Plan requires the approval of, nor is regulated by, any Authority outside of the United States.

(c)          No Plan and no pension plan maintained by or to which Seller, Parent or any ERISA Affiliate may have an obligation is subject to Title IV of ERISA or Section 412 of the Code (pension plans). Neither Seller nor Parent nor any ERISA Affiliate has merged with or acquired substantially all of the assets of (or is otherwise related to within the meaning of Section 302(d)(3) or 4001(b) of ERISA) any Person that was or may become subject to a Liability under Title IV of ERISA.

(d)          Neither Seller nor Parent nor any ERISA Affiliate has ever contributed to a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA).

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(e)          With respect to each Plan, except as set forth in Schedule 4.14(e) of the Seller Disclosure Schedules:

(i)          (1) all contributions, premiums, fees or charges due and owing to or in respect of the Plan have been paid in accordance with the terms of the Plan and applicable Law; (2) all such payments accrued to date as Liabilities which have not been paid have been and will be properly recorded on Seller’s books; and (3) no Taxes, penalties or fees are owing in connection with the Plan;

(ii)         the Plan has at all times, and no Authority or other Person has given written notice or alleged in writing to Seller (or, to Seller’s Knowledge has otherwise alleged) that the Plan has not, been operated in material compliance with ERISA, the Code, all other applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of the Plan;

(iii)        To the Knowledge of Seller, Seller has no Liabilities thereunder other than claims for benefits in accordance with the terms of the Plan and other contributions, premiums, Taxes, fees and expenses arising in the Ordinary Course of Business in connection with the Plan; and

(iv)        there are no pending, and Seller received no written notice of any threatened (or, to Seller’s Knowledge, are any other threatened), Proceedings other than ordinary and usual claims for benefits thereunder.

(f)          Seller can amend or terminate such Plan without material Liability other than ordinary administrative costs of termination.

(g)          Seller has not made or committed to make any material increase in contributions or benefits under any Plan that would become effective either on or after the Agreement Date.

4.15       Intellectual Property.

(a)          Generally. Schedule 4.15(a) of the Seller Disclosure Schedules sets forth a complete and correct list of (i) all Assigned IP for which registration has issued or has been applied for and is pending (“Registered IP”) that is owned by Seller; and (ii) all telephone and facsimile numbers and email addresses owned by, allocated or issued to Seller or used in connection with the Business. To the Knowledge of Seller, all Registered IP is valid and enforceable. The Assigned IP and the Intellectual Property licensed to Seller pursuant to Contracts disclosed on Schedule 4.19(a) of the Seller Disclosure Schedules collectively constitutes all of the Intellectual Property used in or necessary to conduct the Business as it is currently conducted.

(b)          Ownership; Infringement. Except as set forth on Schedule 4.15(b) of the Seller Disclosure Schedules, (i) Seller, solely and exclusively, owns and possesses all right, title and interest in and to all Assigned IP, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) all of Seller’s rights in and to the Assigned IP are freely assignable by Seller, (iii) no written claim by any Third Party contesting the validity, enforceability, use or ownership of any Assigned IP is currently outstanding or, to the Knowledge of Seller, is or has been threatened in writing, (iv) no written claim challenging the validity or enforceability of any Assigned IP is pending, or, to the Knowledge of Seller, has been threatened in writing, (v) Seller has not received any written notice of any infringement, violation, dilution or misappropriation by, or any conflict with, any Third Party with respect to any Assigned IP, including any demand or request that Seller license rights from a Third Party, and (vi) to the Knowledge of Seller, the conduct of the Business as currently conducted and the Assigned IP does not infringe, violate or misappropriate the Intellectual Property of any Third Party.

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(c)          Restrictions. There are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or orders or similar obligations to which Seller is a party or is otherwise bound, which restrict in any respect the rights of Seller to use any Assigned IP. Seller has not licensed or sublicensed its rights in any Assigned IP to Third Parties other than in the Ordinary Course of Business and no royalties, honoraria or other fees are payable by Seller for the use of, or right to use, any Assigned IP, except pursuant to one or more of the Contracts disclosed on Schedule 4.19(a) of the Seller Disclosure Schedules or Contracts for “shrinkwrap,” “clickwrap,” or other similar “off-the-shelf” software licensed to Seller.

(d)          Protective Measures. Seller has taken reasonable measures to protect the Assigned IP, including the confidentiality of all Confidential Information included in the Assigned IP. To the Knowledge of Seller, no Confidential Information has been disclosed by Seller or authorized to be disclosed by Seller to any Third Party other than pursuant to a written non-disclosure agreement or legal, fiduciary or contractual confidentiality obligations, and, to the Knowledge of Seller, no Third Party that is a party to any non-disclosure agreement with Seller is in material breach or default thereof. To the Knowledge of Seller, no Confidential Information of Seller has been improperly disclosed or misappropriated by another Person.

(e)          Personal Information. At all times from December 1, 2015 to the Agreement Date, Seller has (i) complied with all applicable Laws regarding the collection, use, storage, transfer, or disposal of Personal Information, (ii) had a privacy policy regarding the collection, use, and disclosure of Personal Information in Seller’s possession, custody, or control, or otherwise held or processed on its behalf, and (iii) is and has been in compliance with such privacy policy. True and complete copies of all such privacy policies have been provided to Buyer. Seller has not received any complaint or notice of any investigation or inquiry relating to Seller’s privacy practices related to the Business, or the loss of or unauthorized disclosure or transfer of Personal Information by Seller related to the Business during the period from December 1, 2015 to the Agreement Date. The transfer of Personal Information in connection with the consummation of the transactions contemplated by this Agreement will not violate any applicable Law; the privacy policy of Seller as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by or on behalf of Seller; or other privacy and data security requirements imposed on Seller under any Contracts binding on Seller. Upon the Closing, Buyer will continue to have the right to use such Personal Information on identical terms and conditions as Seller enjoyed immediately prior to the Closing.

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(f)          Security Measures. Seller has established and implemented necessary and appropriate policies, programs, and procedures to protect the confidentiality, integrity, and security of Personal Information and other confidential or proprietary information or data in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse. To the Knowledge of Seller, during the period from December 1, 2015 to the Agreement Date, Seller has not experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any Personal Information or other confidential or proprietary information or data in the possession, custody, or control of Seller. To the Knowledge of Seller, there has occurred no breaches, hacking or usurpation of any Personal Information held by the Business. Neither Seller nor the Business has during the two (2) years prior to the Agreement Date conducted any text, facsimile or other solicitations in violation of the Telephone Consumer Protection Act or any related Laws.

(g)          Social Media. Schedule 4.15(g) of the Seller Disclosure Schedules contains a complete and correct list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other agreements and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business.

4.16         Systems.

(a)          Schedule 4.16(a) of the Seller Disclosure Schedules sets forth a list of all of the computer, telephone and point-of-sale (P.O.S.) systems, including the software, hardware, networks and interfaces (collectively, “Systems”), used by Seller in the conduct of the Business (i) are in sufficiently good working condition to perform in all material respects all information technology operations of the Business as currently conducted, (ii) are in all material respects sufficient for the current needs of the Business, including as to capacity, scalability, and ability to process current and reasonably anticipated peak data volumes in a timely manner and (iii) include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) for all software to conduct the Business as it is currently conducted. During the period from December 1, 2015 to the Agreement Date, to the Knowledge of Seller, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction or other adverse event affecting any Systems used in the Business, that has caused any: (A) substantial disruption of or interruption in or to the use of such Systems or the conduct of the Business; (B) material loss or destruction of or damage or harm to the Business or its personnel, property, or other assets; or (C) material liability of any kind to the Business. Seller has taken commercially reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Systems used in the Business and the data and other information stored or processed thereon.

(b)          Except as set forth on the attached Schedule 4.16(b) of the Seller Disclosure Schedules, all Systems used in the Business are owned and operated by and are under the control of Seller and are not wholly or partly dependent on any facilities that are not under the ownership, operation or control of Seller.

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(c)          Seller (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in all material respects compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

4.17       Immigration Matters. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedules:

(a)          Seller has properly utilized Form I-9 to verify the identity and work authorization status of each of its employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations.

(b)          No employee of Seller presented any temporary work authorization document at the time of hire that is presently or at any future date will be subject to I-9 re-verification.

(c)          No employee of Seller is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization.

(d)          Seller is not petitioning for employment-based lawful permanent residence status on behalf of any employee of Seller and Seller has not filed any Application for Alien Employment Certification (ETA Form 750), Application for Permanent Employment Certification (ETA Form 9089), or any Form I-140 (Immigrant Petition for Alien Workers) that remains pending

(e)          Parent nor Seller has received any correspondence from any Person or Authority during the period from December 1, 2015 to the Agreement Date questioning the validity of the social security number of any employee of Seller.

4.18       Insurance. Schedule 4.18 of the Seller Disclosure Schedules sets forth a list of all insurance policies currently carried by Seller (and any former occurrence based policies for which Seller continues to retain coverage for prior activities) and related to the operation of the Business. With respect to each such policy, (i) it is in full force and effect; (ii) all premiums thereunder covering all periods through and including the Agreement Date have been paid; and (iii) no written notice of cancellation or termination has been received by Seller.

4.19       Contracts.

(a)          Schedule 4.19(a) of the Seller Disclosure Schedules lists, as of the Agreement Date, and Seller has made available to Buyer correct and complete copies of, the following Contracts to which Seller is a party:

(i)          each Contract or group of related Contracts with the same Person for the performance of services or the delivery of any goods, equipment or materials by Seller (other than the Contracts or group of related Contracts with the same Person entered into by Seller in the Ordinary Course of Business involving aggregate payments to or by Seller of less than $25,000 during any 12-month period);

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(ii)         each collective bargaining agreement;

(iii)        each Contract which provides for the payment of any severance benefits, retention bonuses or sale bonuses to any Business Employee, other than bonuses paid in the Ordinary Course of Business;

(iv)        agreements between Seller, on the one hand, and Parent or any other of its Affiliates, on the other;

(v)         each Contract or group of related Contracts with the same Person relating to the lease of tangible assets, personal property or equipment, specifying in each case whether Seller is the lessee or lessor (other than Contracts or group of related Contracts with the same Person in the Ordinary Course of Business involving aggregate payments to or by Seller of less than $25,000 during any 12-month period);

(vi)        each Contract relating to the license or use of Intellectual Property, specifying in each case whether the license is to or from Seller, other than licenses, terms of service agreements and similar Contracts for “shrinkwrap,” “clickwrap,” or other similar “off-the-shelf” software that is available on a retail basis;

(vii)       each employment or consulting Contract (other than offer letters on Seller’s standard form) which on its terms provides for annual compensation in excess of $100,000;

(viii)      each Contract with an Authority;

(ix)         each Contract involving capital expenditures in excess of $5,000 or the sale of any capital asset;

(x)          each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the Purchased Assets or the Business that will survive the Closing;

(xi)         each Contract relating to the lending of money (other than advances of expenses to employees in the Ordinary Course of Business, and player markers issued in the Ordinary Course of Business and reflected in the Business’s books and records) or to taking any mortgage, pledge or otherwise placing an Encumbrance on any assets of any Person;

(xii)        each Contract relating to a partnership, joint venture or joint development, marketing, sales or similar arrangement;

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(xiii)       each Contract containing exclusivity, noncompetition, nonsolicitation or other provisions that prohibit, restrict or limit to any extent Seller’s right to (1) freely engage in any business anywhere in the world, or (2) solicit or engage the services of any Person;

(xiv)      each Contract that grants to any Person the right to occupy any portion of the Facilities; and

(xv)       each Assigned Contract which requires Consent to an assignment of the Contract or to a sale of all or substantially all of Seller’s or the Business’s assets or operations.

(b)          Except as set forth in Schedule 4.19(b) of the Seller Disclosure Schedules, (i) each of the Assigned Contracts is valid and binding on Seller and, to the Knowledge of Seller, each other party thereto, and is in full force and effect; (ii) no Person has given written notice or alleged in writing to Seller (or to the Knowledge of Seller, otherwise alleged) that Seller or any other party to any of the Assigned Contracts is in Breach thereof; (iii) to the Knowledge of Seller no event has occurred, and no circumstance exists that was caused by Seller or Parent, and to the Knowledge of Seller no other circumstance exists, that has resulted or would reasonably be expected to result in a Breach of any of the Assigned Contracts by Seller or by any other party thereto; and (iv) no party to any of the Assigned Contracts has in writing terminated or purported to terminate or requested any material modification or waiver thereof. There are no Contracts other than the Assigned Contracts and the Leases which are necessary for the operation or for the continued operation by Buyer of the Business as currently conducted in the Ordinary Course of Business.

4.20       Environmental Matters.

Except as set forth on Schedule 4.20 of the Seller Disclosure Schedules:

(a)          Regulatory Compliance. Since December 1, 2015, Seller has complied with and is in material compliance with all Environmental and Safety Requirements.

(b)          Permits. Since December 1, 2015, Seller has complied with and is in compliance with all Permits that are required to be held by Seller pursuant to Environmental and Safety Requirements for the occupation of the Facilities and the operation of the Business (collectively, the “Environmental Permits”) and, to the extent required prior to the Closing Date, timely and complete applications have been or will be made for renewal, extension, or reissuance of all such Environmental Permits, and Seller has not received information which would lead it to believe that any Environmental Permit may not be renewed, extended or reissued in due course and as requested without the imposition of material cost or penalty following the Closing. Schedule 4.20(b) of the Seller Disclosure Schedules contains a list of all such Environmental Permits.

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(c)          Notices. Seller has not received prior to the Agreement Date any written notice, claim, complaint, citation, or report regarding any actual or alleged violation of Environmental and Safety Requirements which have not been cured, or any Environmental Lien, Environmental Permit, Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations and any request for information with respect to any investigation or clean-up of Hazardous Substances, arising under Environmental and Safety Requirements relating to Seller, the Business or the Purchased Assets, nor is there any Proceeding pending or, to the Knowledge of Seller, threatened in writing against or affecting Seller, the Business or the Purchased Assets at law or in equity before a court or administrative agency relating to a violation of any Environmental and Safety Requirement.

(d)          Facilities. To the Knowledge of Seller, none of the following exists or has existed at the Facilities: (i) underground storage tanks, (ii) asbestos or asbestos-containing materials, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas, except as disclosed in the Phase I environmental report set forth on Schedule 4.20 of the Seller Disclosure Schedules.

(e)          Release of Substances. Solely as it relates to the Business and the Purchased Assets, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given rise to or would reasonably be expected to give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees, pursuant to any Environmental and Safety Requirement.

(f)          Liability for Others. Seller has not, either expressly or by operation of Law, assumed or undertaken any Liability or corrective or remedial obligation of any other Person relating to Environmental and Safety Requirements.

(g)          Environmental Liens. To Seller’s Knowledge, no Environmental Lien has attached to any of the Facilities.

(h)          Environmental Reports. Seller has provided to Buyer true and correct copies of all environmental reports, audits, assessments, and investigations, and all other material environmental documents prepared since December 1, 2015 that are in Seller’s or Parent’s possession or control, relating to the Purchased Assets or the Facilities or any other real property owned or used by Seller or Seller’s predecessor in connection with the Business.

4.21       Suppliers. Schedule 4.21 of the Seller Disclosure Schedules sets forth a list of the top fifteen (by volume in U.S. dollars) suppliers during the twelve (12)-month period preceding the Reference Balance Sheet Date that sold goods or services to Seller in connection with the Business, including the respective dollar volumes of purchase with each such supplier (each, a “Top Supplier”) during such twelve-month (12)-month period. As of the Agreement Date, no Top Supplier has notified Seller or Parent in writing of its intention to terminate or materially alter (in a manner adverse to Seller) any terms of its relationship with Seller.

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4.22       Sufficiency of Purchased Assets. Except as set forth on Schedule 4.22 of the Seller Disclosure Schedules, other than the Purchased Assets, there are no assets, properties and rights of Seller or Parent that are used in or are related to the operation of the Business or that are reasonably required for the continued operation of the Business by Buyer immediately following the Closing in substantially the same manner as conducted by Seller during the periods covered by the Financial Statements and from and after such periods through the Closing, and the Purchased Assets are being transferred to Buyer free and clear of all Encumbrances, except for Permitted Encumbrances.

4.23       Brokers. Except for Rossoff & Company, LLC, whose fees and expenses will be paid by Seller and/or Parent, none of Parent, Seller, nor any of their respective directors, officers, employees, consultants or other agents or representatives, has retained any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby. In no event will Buyer nor any the Purchased Assets be subject to any Liability or Encumbrance relating to any brokerage fee or commission, finder’s fee or financial advisory fee incurred by or on behalf of Seller or Parent in connection with the transactions contemplated hereby.

4.24       No other Representations and Warranties; As-Is, Where-Is.

(a)          Except for the representations and warranties contained in this Agreement and the Ancillary Documents, neither Seller, Parent nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or Parent, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer) or any representation or warranty as to projections, estimates or budgets of future revenues, results of operations, cash flows, financial condition, profitability or success of the Business.

(b)          EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, OR ANY ANCILLARY DOCUMENT SELLER AND PARENT DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO ANY PURCHASED ASSET (TANGIBLE, INTANGIBLE OR MIXED), INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Parent as follows:

5.1         Organization; Standing; Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to conduct its business and affairs as currently being conducted and to own, lease and operate its properties and assets. Buyer is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party or to perform its obligations hereunder or thereunder.

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5.2         Authority; Approvals. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is or will be a party, and to complete the transactions contemplated by this Agreement. Buyer has taken all action required by Law, Buyer’s Governing Documents and otherwise to authorize Buyer’s execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the performance of Buyer’s obligations hereunder and thereunder. No other limited liability company proceeding or action on the part of Buyer is necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any of the Ancillary Documents to which Buyer is or will be a party or the performance of its obligations hereunder or thereunder. Buyer has duly and validly executed and delivered this Agreement, and the Ancillary Documents to be executed and delivered by Buyer will at the Closing be duly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement by Parent and Seller, this Agreement constitutes, and at the Closing each Ancillary Document to be executed and delivered by Buyer, assuming the due authorization, execution and delivery by Seller and/or Parent, as applicable, of each such Ancillary Document to which Seller or Parent is or will be a party, will constitute, the legal and valid binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3         Absence of Conflicts. Neither the execution, delivery nor performance of this Agreement or any Ancillary Document to which Buyer is or will be a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby does or will: (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any Third Party the right to terminate or to accelerate any obligation under or (e) require any authorization, consent, approval, exemption or other action by or notice to or filing with any Authority or any other Person, except for such authorizations, consents, approvals, exemptions or other actions by or notices to or filings with any Authority required under applicable Gaming Laws or Liquor Laws, in each case under (i) the provisions of the certificate of formation or limited liability company agreement or other Governing Documents of Buyer, (ii) any indenture, license, mortgage, loan agreement or other agreement to which Buyer is bound or by which its assets are affected, or (iii) subject to the authorizations, consents, approvals, exemptions or other actions by or notices to or filings with any Authority required under applicable Gaming Laws or Liquor Laws, any Law to which Buyer is subject, except, in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Document to which it is or will be a party or to perform its obligations hereunder or thereunder.

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5.4         Proceedings. As of the Agreement Date, there is no Proceeding pending or, to the Knowledge of Buyer, threatened in writing, against Buyer or any of its Affiliates that would, if adversely determined, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is or will be a party, or to perform its obligations hereunder or thereunder.

5.5         Licensability of Principals. Neither Buyer nor any of its Representatives that are mandatorily required to be included in the process of determining the suitability of Buyer for any Governmental Approval in connection with the Transaction contemplated by this Agreement, or, to Buyer’s Knowledge, any holders of Buyer’s membership interests or other equity interests who will be mandatorily required to be licensed or found suitable in connection with the Transaction contemplated by this Agreement under applicable Gaming Laws (the foregoing Persons collectively, the “Licensing Affiliates”) has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or has ever been denied, or had revoked, terminated or suspended, or had adversely and materially modified or limited, any approval, consent, license, permit, registration, declaration, order, finding of suitability, franchise, waiver, exemption, variance, or other authorization required under any Gaming Laws or Liquor Laws. Buyer and each of its Licensed Affiliates which is licensed or holds any approval, consent, license, permit, registration, declaration, order, finding of suitability, franchise, waiver, exemption, variance, or other authorization required under any Gaming Laws or Liquor Laws (collectively, the “Licensed Parties”) are in good standing in each of the jurisdictions in which Buyer or such Licensed Affiliates owns or operates gaming facilities. Following consultation with Buyer’s legal and regulatory advisors, to Buyer’s Knowledge, there are no facts, which if known to any Gaming Authorities, would (a) be reasonably likely to result in the delayed issuance of required Governmental Approvals beyond the Outside Date, or the denial, revocation, limitation or suspension, of a gaming license or liquor license necessary for the consummation of this Agreement and the transactions contemplated hereby, (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings of any of the Licensed Parties necessary for the consummation of this Agreement and the transactions contemplated hereby that would materially restrain, prevent or delay the consummation of the Transaction contemplated by this Agreement, including the imposition of any negative condition being placed on any finding of suitability that would materially restrain, prevent or delay the consummation of the Transaction contemplated by this Agreement, or (c) would otherwise unreasonably delay approval of the transactions contemplated by this Agreement.

5.6         Brokers. Neither Buyer nor any of its managers, officers, employees, consultants or other agents or representatives has employed any broker, finder or financial advisor, or incurred any Liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby. In no event will Parent or Seller be subject to any Liability relating to any brokerage fee or commission, finder’s fee or financial advisory fee incurred by or on behalf of Buyer in connection with the transactions contemplated hereby.

5.7         Solvency. Upon consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature or (c) have Liabilities in excess of the reasonable market value of its assets.

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5.8         No Financing Conditions. The Closing is not subject to any financing conditions.

5.9         Acknowledgment of Buyer. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Purchased Assets. Buyer confirms that Seller and Parent have made available to Buyer the opportunity to ask questions of the management employees of Seller and Parent and to acquire such additional information about the Business and the Purchased Assets as Buyer has requested and all such information has been received. Buyer acknowledges and agrees that it has conducted its own independent investigation, review, and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and Parent for such purpose. Buyer further acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and analysis and the express representations and warranties of Seller and Parent set forth in Article 4, and (b) neither Seller nor Parent nor any other Person has made any representation or warranty as to Seller, Parent, the Business, the Purchased Assets, the Assumed Liabilities, this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby, except as expressly set forth in Article 4.

Article 6

COVENANTS AND AGREEMENTS

6.1         Conduct of Business.

(a)          Except as expressly provided in or contemplated by this Agreement, as set forth in Schedule 6.1 of the Seller Disclosure Schedules, or as required by Law, or to the extent that Buyer otherwise consents in writing (not to be unreasonably withheld, delayed or conditioned), from the Agreement Date until the earlier of the Closing or the termination of this Agreement, Seller will, and Parent will cause Seller to, operate the Business in the Ordinary Course of Business and in compliance with all applicable Laws and use all commercially reasonable efforts to (x) preserve intact its business organization and the Business, (y) keep available the services of its officers, employees and consultants, and (z) preserve its relationships with customers, suppliers, licensors, licensees, distributors, Authorities, creditors and others with whom it has business dealings; provided, however, that no action taken by Seller with respect to matters specifically addressed by Section 6.1(b) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of Section 6.1(b).

(b)          In addition, and without limiting the generality of the foregoing, except as expressly provided in or contemplated by this Agreement, as set forth in Schedule 6.1 of the Seller Disclosure Schedules, or as required by Law, or to the extent that Buyer otherwise consents in writing (not to be unreasonably withheld, delayed or conditioned), from the Agreement Date until the earlier of the Closing or the termination of this Agreement, Seller will not, and Parent will cause Seller to not, in connection with the Business:

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(i)          sell, lease, sublease, license, transfer, mortgage, pledge or otherwise dispose of, or create any Encumbrance upon, any material properties or assets of Seller, other than (1) sales, leases, subleases, licenses, transfers, mortgages, pledges or other dispositions or Encumbrances of properties or assets under and in accordance with the terms of existing Contracts or in the Ordinary Course of Business; (2) dispositions of Inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business; and (3) Permitted Encumbrances;

(ii)         except in the Ordinary Course of Business, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Lease or Contract listed or required to be set forth in Schedule 4.7(a) of the Seller Disclosure Schedules or Schedule 4.19(a) of the Seller Disclosure Schedules or enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Lease or Contract that, if entered into prior to the Agreement Date, would have to be listed in Schedule 4.7(a) of the Seller Disclosure Schedules or Schedule 4.19(a) of the Seller Disclosure Schedules;

(iii)        make any material change in management personnel of the Business;

(iv)        except as required by Law or GAAP, make any change in any method of accounting or tax practice that would have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer with respect to the Business or the Purchased Assets in any post-Closing Tax period;

(v)         except in the Ordinary Course of Business, (1) change the hold percentages of any slot machines, or (2) change the quantity or manner of utilization of free play, point multipliers, vouchers, comps or other promotional items;

(vi)        issue any vouchers or comps not otherwise constituting Players Club Liabilities;

(vii)       except in the Ordinary Course of Business, add or remove any gaming tables;

(viii)      amend Seller’s Governing Documents in any manner that adversely affects its ability to perform its obligations and to consummate the transactions hereunder;

(ix)         except as required by Law, amend any Plan;

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(x)          grant any raises, bonuses or additional benefits to any Business Employee except in the Ordinary Course of Business;

(xi)         transfer, assign, terminate, cancel, abandon or modify in any material respect any Permits required to own and operate the Business in all material respects in the manner in which it is currently conducted, or fail to use commercially reasonable efforts to maintain any such Permits as currently in effect;

(xii)        except as required by Law, decline or fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect (or comparable replacement policies to the extent available for a similar cost) other than immaterial variations in such insurance coverage, or to prevent the lapse of any such policies;

(xiii)       make any representation or commitment to, or enter into any formal or informal understanding with, any employees or independent contractors of Seller with respect to compensation, benefits, or terms of employment or engagement to be provided by Buyer or any of Buyer’s Affiliates or than such terms as may be set forth in this Agreement;

(xiv)      transfer to any Person or allow to lapse or go abandoned any Assigned IP that is used in the Business, enter into any license agreement with any Person to grant or obtain any rights to any Assigned IP; or commence, discharge or settle any Proceeding relating to any Assigned IP;

(xv)       take any actions or fail to take any actions that would knowingly cause or result in, or that would reasonably be expected to cause or result in, any Breach of Seller’s or Parent’s representations and warranties set forth in this Agreement at any time on or prior to the Closing Date;

(xvi)      take any action or enter into any transaction described in Section 4.6 that if taken before the Agreement Date would be required to be disclosed in Schedule 4.6 of Seller Disclosure Schedules; or

(xvii)     commit or agree to take, or authorize the taking, of any of the foregoing actions.

(c)          At least thirty (30) days prior to the Closing Date, Seller shall prepare and deliver a notice to each of (a) a licensed alcoholic beverage wholesaler who currently sells liquor to Seller in connection with the Business, and (b) a licensed alcoholic beverage wholesaler who has sold liquor to Seller in connection with the Business within the immediately preceding twelve (12) months. Such notice shall contain the information required by NRS 369.4867.

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(d)          Between the date of this Agreement and the Closing, each of Seller and Parent, on the one hand, and Buyer, on the other hand, will promptly advise the other in writing, with reasonable detail, if such party obtains or receives Knowledge that an event has occurred or failed to occur (either before or after the Agreement Date) which, individually or in the aggregate with other events, would reasonably be expected to result in the failure to satisfy a condition to the Closing or otherwise materially delay the Closing. Notwithstanding the foregoing, no such notification under this sentence or the preceding sentence will affect the representations, warranties, covenants or agreements of the parties (or remedies or Liabilities with respect thereto) or the conditions to the obligations of the parties under this Agreement, unless expressly waived in writing at or prior to Closing.

(e)          Nothing in this Agreement is intended to give Buyer, directly or indirectly, any right to control or direct the Business or operations of Seller prior to Closing.

6.2         No Solicitation.

(a)          Until the earlier of: (i) the Closing; or (ii) the termination of this Agreement pursuant to Article 11 (the “Exclusivity Period”), Seller and Parent will not, and will cause their directors, officers, employees, agents, representatives and Affiliates not to, directly or indirectly, take any of the following actions with any Person other than Buyer: (1) solicit, initiate, entertain, or knowingly encourage or facilitate, any proposals or offers from, or conduct discussions or engage in negotiations with any Person relating to any actual or prospective sale, transfer, merger, reorganization or similar transaction involving the Business, Purchased Assets or membership interests or other equity interests of Seller (other than sales or other dispositions of properties or assets in the Ordinary Course of Business) that, if completed, would preclude, in whole or in part, the transactions contemplated by this Agreement (an “Alternative Transaction”); (2) provide written, oral, audio, video or other form of information with respect to Seller or the Business or Purchased Assets to any Person, other than Buyer (and its directors, officers, employees, agents, representatives and Affiliates), relating to, or otherwise cooperate with, facilitate or knowingly encourage any effort with regard to, or attempt by any such Person to pursue, an Alternative Transaction; or (3) enter into any direct or indirect, written or oral agreement, or complete any transaction, with any Person providing for, relating to or constituting an Alternative Transaction. During the Exclusivity Period, Seller and Parent will promptly provide Buyer with all reasonable information regarding any Third Party who submits, attempts to solicit or commences discussions regarding an Alternative Transaction.

(b)          Seller and Parent will use commercially reasonable efforts to cause all Persons other than Buyer who have been furnished with confidential information regarding Seller or the Business and assets in connection with the solicitation of, or discussions regarding, an Alternative Transaction within the twelve (12) months prior to the Agreement Date promptly to return or destroy such information to the extent that the applicable confidentiality agreements allow Seller to require such return or destruction.

6.3         Access to Business; Continued Due Diligence; Confidentiality.

(a)          Subject to applicable Law, including Gaming Laws, and in such a manner and method so as not to unreasonably interfere with the operations of the Business or the Purchased Assets, Seller will, upon reasonable prior notice, during the period from the Agreement Date and continuing until the earlier of the Closing or the termination of this Agreement:

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(i)          afford to Buyer and its Representatives reasonable access (including for the purpose of coordinating integration activities and transition planning), during normal business hours to Seller’s employees, the Facilities and to all books, Contracts (subject to applicable confidentiality restrictions), commitments and records (including Business Information, but excluding income Tax Returns and work papers relating thereto), and provide copies thereof, at Buyer’s expense, as requested;

(ii)         permit Buyer and its Representatives to make such reasonable inspections and tests of the Facilities as it may reasonably request during normal business hours; provided that Buyer agrees: (A) to promptly restore the Facilities after making any such inspection or test to its condition prior to the making of such inspection or test, (ii) not to perform, prior to the Closing, any drilling or other invasive testing at the Facilities without obtaining the prior written consent of Seller, which consent may be withheld for any reason, (iii) to coordinate such inspections and tests with Seller and permit Seller’s Representatives to be present during such inspections and tests, and (iv) to promptly share with Seller the results and/or reports of any such inspections or tests; provided, however, such inspections and reports shall be provided without representation or warranty of any kind; and

(iii)        cause Seller’s officers to furnish Buyer and its Representatives with such financial and operating data and other information with respect to the Business or the Purchased Assets as Buyer may from time to time reasonably request;

provided, however, that (A) nothing in this Agreement, including this Section 6.3 or Sections 1.1(j) or 6.6, shall require, and neither Seller nor Parent shall have any obligation to (until the Closing), provide Buyer with any information in the Players Club Database other than the number of players by zip code locations, the amount of daily, weekly and monthly play and any other related demographic information agreed upon by Buyer and Seller, and (B) Seller may limit such access described in clauses (i), (ii) and (iii) above to the extent such access (I) could, in the opinion of Seller’s counsel, violate or give rise to Liability under applicable Laws, including any Gaming Laws, (II) would require Seller or Parent to waive any attorney-client privilege, or (III) conflicts with any confidentiality obligations to which either Seller or Parent is bound.

(b)          All requests by Buyer and its Representatives for information and access hereunder will be coordinated through Parent or Parent’s designee. All information acquired by Buyer or any of its Representatives under this Agreement will be subject to the terms and conditions of the Confidentiality Agreement. No investigation or information provided under this Section 6.3 will affect any representation or warranty in this Agreement of any party hereto, as qualified by the Seller Disclosure Schedules with respect to the representations and warranties in Article 4, or any condition to the obligations of the parties hereto.

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(c)          Concurrently with the Closing, Seller shall provide Buyer with all information contained in the Player’s Club Database in electronic form and in a format that is readable by Buyer, and shall have taken all necessary actions, and received all necessary approvals and permissions, sufficiently in advance of the Closing to be able to transfer such information to Buyer without violation of the terms of any privacy policy, participation terms or other obligations of Seller that might apply to the transfer to Buyer of any information contained in the Player’s Club Database, and Buyer shall cooperate with Seller and shall provide Buyer such information and assistance as is reasonably necessary to effect this Section 6.3(c).

(d)          Nothing contained in this Agreement to the contrary shall limit or deny Buyer’s right and ability to continue its due diligence investigations, studies and reviews of the Purchased Assets and the Business from and after the Agreement Date pursuant to the terms and subject to the conditions of this Agreement.

6.4         Reasonable Efforts; Filings; Notification.

(a)          Subject to the terms and conditions herein, each party shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Authorities any approvals, consents, licenses, permits, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances, certificates of occupancy and other authorizations required (A) to be obtained or made by Seller, Buyer or any of their respective Affiliates, or the respective Representatives of any of the foregoing, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) under any applicable Law (including Gaming Laws) (the approvals described in the foregoing clauses (ii)(A) and (ii)(B) shall be collectively referred to herein as the “Governmental Approvals”), and (C) to avoid any Proceedings by any Authority that could adversely impact the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under any applicable Law (including Gaming Laws, which shall include a jointly-prepared detailed change-over memorandum and submit it to the Gaming Authorities with sufficient time to allow their review and approval prior to the Closing Date, and Liquor Laws (it being agreed that Seller shall promptly, and in no event longer than three (3) Business Days respond to Buyer with respect to the change-over memorandum)), (iv) comply with the terms and conditions of all Governmental Approvals, (v) obtain from any third party any approvals, consents, and other authorizations (other than the Governmental Approvals) as are necessary for consummation of the transactions contemplated hereby, and (vi) subject to Section 6.3, furnishing to each other such information and assistance as may reasonably be requested in connection with the foregoing; provided, however, (x) under no condition shall Buyer or its Affiliates be required to transfer any assets, businesses or interests in connection with the foregoing and (y) Seller and/or Parent shall be obligated to use commercially reasonable efforts to obtain the consents contemplated by subclause (v) of this Section 6.4(a) above but shall only be obligated to pay consideration to obtain the consents set forth on Schedule 6.4(a)(v) of Seller Disclosure Schedules. Buyer and its Representatives and Affiliates shall file as soon as is reasonably practicable and in any event within thirty (30) calendar days following the Agreement Date, all required initial applications and documents in connection with obtaining the Gaming Approvals required for the transfer, ownership, operation and management of the Business and the Purchased Assets, and the assumption of the Assumed Liabilities by Buyer, and the applicable parties hereto and their respective Representatives shall, as promptly as practicable thereafter, file all required initial applications and documents for the purpose of obtaining all other Governmental Approvals. Buyer and its Representatives shall act diligently and promptly to pursue such Governmental Approvals in connection with the making of all filings and submissions required hereby. Buyer shall promptly provide to Seller evidence of the filing of its application for a gaming license in connection with the transactions contemplated hereby as reasonably requested by Seller. Buyer shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Authorities to obtain the Governmental Approvals as promptly as possible. To the extent practicable, and subject to applicable Laws, each party will consult with the other with regard to the exchange of information relating to Buyer or Seller and Parent, as applicable, and any of their respective Representatives which appear in any filing made with, or written materials submitted to, any third party or any Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer and Seller shall notify the other promptly of the receipt of material comments or requests from Authorities relating to any Governmental Approvals, and shall supply the other party with copies of all material correspondence between the notifying party or its or their Representatives and Authorities with respect to such Governmental Approvals (with any competitively sensitive information being provided on an external counsel basis only) where the Buyer reasonably believes that there is a reasonable likelihood that the Governmental Approval will not be obtained or that receipt of the Governmental Approval will be materially delayed. Notwithstanding anything in this Section 6.4(a) to the contrary, in no event will Seller or Parent be entitled to review (i) confidential information regarding any individual who is an employee, officer, director, member or manager of Buyer or Buyer’s Affiliates, or (ii) Buyer’s confidential business records or strategies or marketing strategies for the Business.

(b)          Without limiting Section 6.4(a), each of Buyer and Seller shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date.

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(c)          Buyer shall, subject to any applicable Gaming Laws, be permitted to have a representative of Buyer present to observe any cash counts, counts of gaming chips and tokens and any other inventories required by applicable Gaming Laws to be taken by Seller as a part of the Closing, and any such counts and inventories shall be memorialized in a listing prepared and signed jointly by representatives of Buyer and Seller no later than the Closing.

(d)          Buyer and Seller shall promptly advise each other upon receiving any communication from any Authority whose Governmental Approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such Governmental Approval from such Authority will not be obtained or that the receipt of any such Governmental Approval will be materially delayed. Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any Proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, and to prevent the entry by any Authority of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, and shall appeal as promptly as possible any such decree, injunction or other order or seek to have any such decree, injunction or other order vacated or reversed. From and after the Agreement Date through the Closing, each party shall promptly notify the other party(ies) in writing of any pending or, to the Knowledge of Buyer or Seller, as appropriate, threatened Proceeding by any Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the consummation of the Closing.

6.5         Certain Transactions. Prior to the Closing, subject to the terms and conditions of this Agreement, none of Buyer, Seller or Parent shall take, or agree to commit to take, (a) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement, or (b) any action that would or is reasonably likely to cause any Authority to commence or re-open a Proceeding that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date.

6.6         Employees.

(a)          Prior to the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to those Business Employees who continue to be employed by Seller immediately prior to such date and are deemed, in the reasonable judgment of Buyer, necessary to the continued operation of the Business post-Closing; provided, however, that no less than fifteen (15) days prior to the Closing the Buyer shall notify the Seller in writing of which Business Employees to whom the Buyer does not intend to make an offer of employment. Such offers shall be in a form mutually agreed upon with Seller. The Business Employees who accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date and are herein collectively referred to as the “Transferred Employees.”

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(b)          Except as otherwise provided in this Section 6.6, Seller or its Affiliates shall pay, discharge, and be responsible for (i) all salary or wages, bonuses (including ratable portions of bonuses that would otherwise be paid in full at year-end), commissions, and other compensation arising out of or relating to the employment of its employees prior to and through the Closing Date; provided, that if the Seller accrues bonuses for such Business Employees, Buyer shall assume such accrued bonuses as an Assumed Liabilities, but such amounts shall constitute a current liability for purposes of Working Capital, (ii) any employee benefits arising under the Plans prior to and through the Closing Date, and (iii) all severance or other Liabilities for any terminated Business Employees who are not Transferred Employees, whether pursuant to an agreement between Seller and such employees or otherwise. After the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages, and benefits arising out of or relating to the employment of any Transferred Employees by Buyer after the Closing Date.

(c)          With respect to any employee or employee benefit plan, program or arrangement maintained by Buyer or its Affiliates (including any severance plan), for all eligibility, vesting and benefit accrual purposes (other than benefit accrual under a defined benefit plan), a Transferred Employee’s service with Seller and its Affiliates prior to Closing shall be treated as service with Buyer; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)          In the event that Seller or its Affiliates terminates a sufficient number of employees (other than transfer of the Transferred Employees to Buyer hereunder) to effect a “plant closing” or “mass layoff” within the ninety (90) days prior to or following the Closing Date, Seller and its Affiliates shall comply with the WARN Act and its regulations. Buyer shall make a sufficient number of employment offers to ensure that the termination by Seller of the Business Employees as of the Closing Date will not trigger obligations, if any, under the WARN Act, and Buyer shall take no action within ninety (90) days following the Closing Date with respect to the Transferred Employees that would subject Seller or its Affiliates to the provisions of the WARN Act with respect to the Transferred Employees.

(e)          All Transferred Employees shall cease to participate in and accrue benefits under all Plans as of the Closing Date and shall commence participation in certain benefit plans established or maintained by Buyer or its Affiliates.

(f)          Seller shall provide continuation coverage required by Section 4980B of the Code and Sections 601 to 608 of ERISA (“COBRA”) to all Business Employees and former employees of the Business and their covered beneficiaries who are entitled to COBRA with respect to “qualifying events” (as defined in Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA) which are incurred on or prior to the Closing Date. Buyer shall comply with the provisions of COBRA with respect to any Transferred Employee who becomes covered under any Group Health Plan maintained by Buyer after the Closing Date.

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(g)          Nothing in this Section 6.6 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any Plan or any dependent or beneficiary thereof, or any right to continued employment with Seller, Buyer or any of its Affiliates. Nothing in this Section 6.6 shall constitute an amendment to any Plan or any other plan or arrangement covering employees or Transferred Employees. Seller, Buyer and their respective Affiliates shall each cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.6.

6.7         Repairs. Prior to the Closing:

(a)          Seller shall repair the damaged roof above the kitchen area of the restaurant located at the Owned Real Property to the reasonable satisfaction of Buyer or the Purchase Price shall be reduced by $100,000; and

(b)          Seller shall install, to the reasonable satisfaction of Buyer, a fire suppression system that complies with the Laws of the City of Henderson to facilities maintenance shop adjacent to the northwest single trailer loading dock or the Purchase Price shall be reduced by $25,000.

6.8         Delivery of Financial Statements and Reports; Filings.

(a)          After the Agreement Date until the earlier of the Closing or the termination of this Agreement, promptly as practicable and in any event no later than thirty (30) days after the end of each month, Seller will deliver to Buyer true and complete copies of the unaudited balance sheets, the related unaudited statements of income and statement of cash flows, of the Business, as of the end of each month and the portion of the fiscal year then ended, which financial statements shall be prepared on a basis consistent with the Financial Statements.

(b)          After the Agreement Date until the earlier of the Closing or the termination of this Agreement, Seller shall deliver to Buyer true and correct copies of all reports, filings and/or notices delivered to the Gaming Authorities on or before five (5) Business Days after the date of such delivery.

Article 7

OTHER COVENANTS AND AGREEMENTS

7.1         Public Announcement. The parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form mutually agreed to by Buyer and Seller. Thereafter, none of Buyer, Seller or Parent, nor any of their respective Representatives, will issue any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party(ies), except as may be required by applicable Law or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed (in which case the party required (or whose Representative is required) to make the release, statement or announcement shall, to the extent practicable under the circumstances, allow the other party(ies) reasonable time to comment on such release or announcement in advance of its issuance (the first party being under no obligation to accept any such comments)). Notwithstanding the foregoing, the parties acknowledge and agree that each of the parties and their respective Representatives shall have the right to provide notice to and make any filings with any Authorities, which are be required under applicable Laws. The foregoing restriction will not apply from and after the Closing.

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7.2         Confidentiality.

(a)          For purposes of this Agreement, the term “Confidential Information” means (i) all information, books and records of Buyer, including customer, supplier and prospect information, Intellectual Property, sales, marketing, employment, financial and accounting information, and quality control and regulatory information of Buyer, provided by Buyer or any of its Representatives to Seller, Parent or any of their Representatives in connection with or as a result of the negotiation, preparation or performance of this Agreement or the transactions contemplated hereby (collectively, the “Buyer Information”); (ii) all Assigned IP and all tangible and electronic embodiments of the Assigned IP; and (iii) all Business Information and other books and records of Seller that constitute Purchased Assets, excluding in each case any such information that (A) at any time is or becomes available to the general public without Seller’s or Parent’s Breach of this Agreement or any obligation or duty of confidentiality owed to Buyer, (B) in the case of Buyer Information, was provided to Seller or Parent or any of their Representatives on a non-confidential basis prior to its disclosure by Buyer to Seller or Parent or any of their respective Representatives, provided that such information is not known by Seller, Parent or any of their respective Representatives to be subject to a confidentiality agreement with or other obligation or duty of confidentiality to Buyer or another Person, (C) in the case of Buyer Information, information that subsequently becomes available to Seller, Parent or any of their respective Representatives on a non-confidential basis from a source other than Buyer or any of its Representatives, provided that such source is not known by Seller, Parent or any of their respective Representatives to be subject to a confidentiality agreement with or other obligation or duty of confidentiality to Buyer or another Person, (D) in the case of Buyer Information, is independently developed by Seller, Parent or any of their respective Representatives without reference to, or use of, any Confidential Information, or (E) is (1) a Retained Asset, (2) a Retained Liability or (3) used in connection with the Transition Services Agreement.

(b)          Except as required by applicable Law, including the rules or regulations of a national securities exchange or other exchange on which Parent’s securities are listed for trading and in its filings with the Securities and Exchange Commission as is required under applicable federal securities laws, Seller and Parent will, and will cause their respective Representatives to, keep confidential and protect, and to not disclose, allow access to or use in any way (other than (i) as may be necessary to establish or enforce the rights, or to perform (or cause to be performed) the obligations, of Seller or Parent, or to defend against any claim by any Buyer Indemnitee, under this Agreement or any Ancillary Document, (ii) any such information disclosed pursuant to Section 7.4 for the purpose for which such information was requested, (iii) any disclosure on a confidential basis to Seller’s or Parent’s respective Representatives, and (iv) in connection with Tax or other regulatory filings, Proceedings, and financial reporting requirements), (A) any Buyer Information during the Exclusivity Period, and (B) from and after the Closing until the six (6) year anniversary of the Closing Date, any Confidential Information. Seller and Parent acknowledge and agree that the Buyer Information is and will continue to be and, from and after the Closing, all other Confidential Information related to the Business or the Purchased Assets will be, the exclusive property of Buyer and its Affiliates.

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(c)          The covenants and undertakings contained in this Section 7.2 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.2 may cause irreparable injury to Buyer and its Affiliates, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, Buyer and its Affiliates will be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction restraining any violation or threatened violation of any such terms by Seller, Parent or any of their Representatives.

(d)          In the event that Seller, Parent or any of their Representatives, receives a request to disclose all or any part of the Buyer Information during the Exclusivity Period, or from and after the Closing, all or any part of the Confidential Information, in connection with a Proceeding or is otherwise required by applicable Law, including the rules or regulations of a national securities exchange or other exchange on which Parent’s securities are listed for trading and in its filings with the Securities and Exchange Commission as is required under applicable federal securities laws, Seller or Parent (as applicable) will, to the extent permitted by Law, (i) notify Buyer as promptly as practicable under the circumstances of the existence, terms and circumstances surrounding such request or requirement, and (ii) if disclosure of such information is required, disclose the minimum required and exercise commercially reasonable efforts to preserve the confidentiality of such information, including, if requested by Buyer, by cooperating with Buyer, at Buyer’s sole cost and expense, to obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information by any third party to which disclosure is made. If Seller and Parent comply with the preceding sentence, Seller and Parent (or such of their respective Representatives who are required to make such disclosure) may make such disclosure without liability under this Agreement notwithstanding the absence of a protective order or waiver of compliance hereunder.

(e)          From the Agreement Date and unless and until this Agreement is terminated pursuant to Article 11, unless Buyer otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), Seller and Parent will not release any Person from the confidentiality provisions of any agreement to which Seller or Parent is or becomes a party or under which it is a beneficiary to the extent related to or otherwise affecting the Business or the Purchased Assets and as part of the Purchased Assets or Assumed Contracts hereunder will at Closing assign each such agreement to Buyer.

7.3         Payment of Retained Liabilities; Preservation of Corporate Existence. Seller will pay or make adequate provision for the payment in full of all of the Retained Liabilities, and Parent will cause Seller to comply with the provisions of this Section 7.3.

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7.4         Retention of and Access to Records.

(a)          From and after the Closing Date and for a period five (5) years thereafter, Seller will retain and provide Buyer and its Representatives with reasonable access to and copies of such portion of the books and records that constitute Retained Assets as contain information or data reasonably related to the Purchased Assets or the operation of the Business (excluding income Tax books or records and communications that are protected by attorney-client privilege or the work-product privilege), during normal business hours and upon reasonable written notice, for any reasonable business purposes specified by Buyer in such notice and prior to destroying any such books and records prior to the end of such five (5)-year period, Seller will notify Buyer in writing at least thirty (30) days in advance and then, if requested by Buyer and at Buyer’s expense, provide copies of such books and records prior to destroying them. From and after such five (5)-year period, Seller shall have no obligation to keep or preserve or to notify Buyer of the destruction of any such books or records.

(b)          From and after the Closing Date and for a period five (5) years thereafter, Buyer will retain and provide Seller, Parent and their respective Representatives with reasonable access to and copies of all books and records that constitute Purchased Assets and will make employees available on a mutually convenient basis, during normal business hours and upon reasonable written notice for any reasonable purpose of Seller or Parent specified by Seller or Parent, as applicable, in such notice, such as for use in financial reporting, accounting matters, preparing and filing any Tax Returns, responding to Tax requests, audits, inquiries or other Proceedings, to investigate, defend or prosecute any claim or Proceeding, or to comply with the provisions and terms of this Agreement or any Ancillary Document or respond to claims arising hereunder or thereunder. For five (5) years following the Closing Date, prior to destroying any such books and records, Buyer will notify Seller and Parent in writing at least thirty (30) days prior to such destruction and shall, if requested by Seller or Parent and at Seller’s or Parent’s expense, provide copies of such books or records prior to such destruction. From and after such five (5)-year period, Buyer shall have no obligation to keep or preserve or to notify Seller or Parent of the destruction of any such books or records.

7.5         Cooperation in Litigation. Buyer shall, and shall cause its Affiliates to, reasonably cooperate with Seller and Parent in the prosecution or defense of any claim or Proceeding arising from or related to the conduct of the Business prior to the Closing and involving one or more third parties. Seller and Parent shall pay the reasonable out-of-pocket expenses incurred by Buyer and its Affiliates in providing such cooperation (including reasonable legal fees and disbursements), but shall not be responsible for reimbursing Buyer or its Affiliates or its and their officers, directors and employees for their time spent in such cooperation.

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7.6         Use of Name. Buyer agrees that (except as expressly set forth in this Section 7.7), after the Closing neither Buyer nor its Affiliates shall have any rights in and to the mark “Nevada Gold” or “Nevada Gold & Casinos” or any trademarks, trade names, service marks, trade dress, logos, corporate names, domain names and other source identifiers, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any mark or term confusingly similar thereto or derivative thereof (collectively, the “Parent Marks”), and will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Parent Marks or otherwise hold itself out as having any affiliation with either Parent or Seller or any of their respective Affiliates. Buyer agrees that if any of the Purchased Assets, including any promotional materials or printed forms, bear any of the Parent Marks, Buyer shall, prior to distributing, selling or otherwise making use of such Purchased Assets, either (a) remove, delete or render illegible the Parent Mark(s) as they may appear on such Purchased Assets or (b) clearly state that Buyer is not affiliated with “Nevada Gold”, Parent, Seller or any of their respective Affiliates. Notwithstanding the foregoing, for a period of ninety (90) days after the Closing Date, Buyer may distribute and display marketing, promotional and advertising materials including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Parent Marks (collectively, “Supplies”), provided such Supplies (i) were included within the Inventory as of the Closing, (ii) are used solely in connection with the promotion, marketing, advertising and sale of the Business’s products of the type sold, and in a manner consistent with that used, prior to the Closing, and (iii) clearly indicate that Buyer and its Affiliates are not affiliated with Parent, Seller or any of their respective Affiliates and (y) the inclusion of the Parent Mark(s) in the Supplies shall not be construed as an endorsement of any of the Business’s products by Parent, Seller or any of their respective Affiliates. Buyer shall indemnify and hold harmless the Seller Indemnitees against all Losses asserted against or imposed upon them as a consequence of the use of the Parent Marks by Buyer and its Affiliates following the Closing.

7.7         Further Assurances. Seller, Parent and Buyer agree that, from time to time, from and after the Closing Date, each of them will execute and deliver such further documents and instruments of conveyance and transfer or assumption and take such further actions as may be necessary to carry out the purposes and intents of this Agreement and give effect to the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, in no event shall such additional documents, instruments or actions taken or otherwise requested hereunder enlarge the obligations or liabilities of any party as set forth in this Agreement. In addition, Seller will provide Buyer with reasonable physical and electronic access to its premises and computers and will otherwise provide Buyer with such assistance as Buyer may reasonably request, in order to collect, package and otherwise prepare for delivery to Buyer all Purchased Assets that are in tangible or electronic form.

Article 8

TAX MATTERS

8.1         Cooperation. Without duplication of their obligations under Section 7.4, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information relating to the Business or any of the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for or defense of any audit by any Taxing Authority and the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return relating to the Business or any of the Purchased Assets. Without duplication (but in expansion) of their obligations under Section 7.4, Buyer and Seller will retain all books and records with respect to Taxes pertaining to the Business and the Purchased Assets until the expiration of all relevant statutes of limitation (and, to the extent notified by Buyer and Seller, any extensions thereof).

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8.2         Real and Personal Property Taxes. Real and personal property Taxes and assessments, both general and special, imposed on or relating to the Purchased Assets for any Taxable Period that begins prior to the end of the gaming day on the Closing Date and ends on or after the end of the gaming day on the Closing Date (a “Straddle Period”) will be prorated between Seller and Buyer on a per diem basis, with the Taxes allocated to the portion of the Straddle Period ending before the end of the gaming day on the Closing Date to be borne by Seller and the Taxes allocated to the portion of the Straddle Period that begins on the end of the gaming day on the Closing Date to be borne by Buyer. Proration of Taxes that are undetermined as of the Closing Date (i) will be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date and (ii) will use a 365-day year. When the actual amounts become known, such prorations will be recalculated by Buyer and Seller, and Buyer or Seller, as the case may be, will promptly (but not later than five (5) Business Days after notice of payment due) make any additional payment or refund so that the correct prorated amount is paid by Buyer and Seller. On or before the Closing, Seller will pay all delinquent property Taxes or delinquent special assessments not contested by Seller in good faith, which contested Taxes or assessments will remain Seller’s obligation.

8.3         Conveyance Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall pay, and be responsible for any sales Tax, use Tax, conveyance fee Tax, transfer Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees (collectively, “Conveyance Taxes”) imposed on the sale or transfer of the Purchased Assets, including the Owned Real Property, pursuant to this Agreement or the entering into of this Agreement. The Seller will prepare and timely file (with the reasonable cooperation of the Buyer) all Tax Returns with respect to such Conveyance Tax, subject to the Buyer’s right to review for no less than fifteen (15) Business Days prior to the due date thereof.

8.4         Other Taxes. Seller will prepare and timely file all Tax Returns required to be filed on or after the Closing Date with respect to Taxes that relate to the Business or the Purchased Assets that are due on or prior to the effective time of Closing, subject to Buyer’s right to review for no less than five (5) Business Days prior to the due date and filing thereof. Any such Tax Returns shall be consistent with prior Tax Returns and applicable Law.

Article 9

CONDITIONS TO CLOSING

9.1         Conditions to Buyer’s and Seller’s Obligations. The respective obligation of each of Buyer, Parent and Seller to complete the Closing is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions:

(a)          No Governmental Orders. No Authority of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, resolution, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder.

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(b)          No Proceedings. No Proceeding shall have been instituted, and be pending against Buyer, Parent or Seller or their respective Affiliates by any unaffiliated Third Party (other than an Authority), which (i) challenges or otherwise seeks to prevent, or would reasonably be expected to materially delay, any of the transactions contemplated by this Agreement, (ii) would reasonably be expected to result in a material Liability for Buyer, Seller or any of their respective Affiliates, (iii) would reasonably be expected to adversely effect in any material respect the ability of Buyer, Parent or Seller or any of their respective Affiliates, as applicable, to perform their obligations under this Agreement, to consummate any of the transactions contemplated hereby or to operate any of their respective businesses in the State of Nevada, or (iv) would reasonably be expected to subject Buyer, Parent or Seller or any of their respective Affiliates or their respective officers or directors to material Liability in relation to any of the transactions contemplated by this Agreement; provided, however, in the event a Proceeding contemplated by this Section 9.1(b) has been instituted and/or is pending and Buyer does not want to waive the condition contemplated by this Section 9.1(b) but Seller informs Buyer in writing of its desire to waive the condition contemplated by this Section 9.1(b), to the extent such waiver is permitted by Law, Seller may waive such obligation provided that Seller and Parent sign an undertaking, in form and substance satisfactory to Buyer, to jointly and severally indemnify, defend, save and hold harmless Buyer Indemnitees from and against any and all Losses, incurred or sustained by, or imposed upon any Buyer Indemnities resulting from, arising out of, or otherwise incurred in connection with such Proceeding, including all fees and expenses, which shall be advanced to Buyer and paid by Seller and/or Parent when and as such fees and expenses are incurred (such Proceeding being referred to herein as a “Seller Waived Proceeding”).

(c)          Gaming Approvals. All Gaming Approvals set forth on Schedule 9.1(c) of the Seller Disclosure Schedules shall have been obtained and shall be in full force and effect.

9.2         Conditions to Buyer’s Obligations. The obligation of Buyer to complete the Closing is subject to the satisfaction or waiver (in the sole discretion of Buyer) of each of the following conditions:

(a)          each of the representations and warranties of Seller and/or Parent contained in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties of Seller and/or Parent that are not so qualified will be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the Agreement Date and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the Agreement Date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the Agreement Date, respectively);

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(b)          Seller and Parent will have performed, satisfied and complied in all material respects with all covenants and agreements required to be performed by them at or prior to the Closing by this Agreement;

(c)          since the Agreement Date, there has been no change, event or condition of any character (whether or not covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)          receipt of the Title Commitment and evidence reasonably satisfactory to Buyer that the issuer thereof is unconditionally prepared to issue a policy of title insurance as set forth in the Title Commitment;

(e)          Buyer will have received all of the certificates, Required Consents (or, to the extent that any Required Consent identified in Schedule 3.2(f) of the Seller Disclosure Schedules (other than the Consent identified as item 1 therein) shall not have been obtained on or prior to the Closing, Seller shall retain and continue to hold the Contract to which such Required Consent related and ensure that Buyer receives the full benefits of the provisions of such Contract for the duration of its term in accordance with Section 1.5), approvals and other documents specified in Section 3.2; and

(f)          EBITDA for the twelve 12 calendar month period ending April 30, 2018 shall have been at least $1,716,000 as reflected in Seller’s internal unaudited financial statements.

9.3         Conditions to Seller’s and Parent’s Obligation. The obligation of Seller and Parent to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in the sole discretion of Seller and Parent) of each of the following conditions:

(a)          each of the representations and warranties of Buyer contained in this Agreement that are qualified by materiality will be true and correct in all respects and each of the representations and warranties of Buyer that are not so qualified will be true and correct in all material respects, in each case, as if such representations or warranties were made on and as of the Agreement Date and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date or as of the Agreement Date, in which case such representations and warranties will be so true and correct or so true and correct in all material respects, as the case may be, as of such specific date or as of the Agreement Date, respectively);

(b)          Buyer will have performed, satisfied and complied in all material respects with all covenants and agreements required to be performed by it at or prior to the Closing by this Agreement; and

(c)          Seller and Parent will have received from Buyer all of the certificates and other documents specified in Section 3.3.

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Article 10

SURVIVAL AND INDEMNIFICATION

10.1       Survival. All representations, warranties, covenants, and other agreements contained in this Agreement shall survive the Closing as follows:

(a)          all covenants and other agreements will survive the Closing indefinitely (unless such covenant expires earlier by its terms);

(b)          all Standard Representations shall survive the Closing for period ending on the date eighteen (18) months following the Closing (the “General Survival Period”);

(c)          the representations and warranties set forth in Section 4.20 (Environmental Matters) shall survive the Closing for a period ending on the date three (3) years following the Closing; and

(d)          all Fundamental Representations and the representations and warranties set forth in Section 4.12 (Tax Matters) shall survive the Closing for a period ending on the date six (6) years following the Closing;

provided that in the case of clauses (a) through (d) above, if a written Notice of Claim giving rise to a right or potential right of indemnity for breach of any representation, warranty, covenant or agreement shall have been properly given in accordance with Section 12.6 to the party against whom such indemnity may be sought with reasonable specificity prior to the applicable survival date relating to such representation, warranty, covenant or agreement, then such representation, warranty, covenant or agreement will survive solely with respect to the specific claim described in such Notice of Claim (and not in any other respect until such claim is resolved).

10.2       Indemnification by Seller and Parent.

(a)          Seller and Parent shall, jointly and severally, indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred by Buyer and each of its Affiliates and the and the respective Affiliates, Subsidiaries, employees, agents, representatives, successors and assigns directors, officers and employees of the foregoing Persons (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnitees resulting from, arising out of, in connection with, or otherwise relating to:

(i)          any inaccuracy in or breach of any representation or warranty by Parent or Seller contained in this Agreement (or in any other Ancillary Documents) as if made on and as of the Closing Date;

(ii)         any breach of any covenant or other agreement by Seller or Parent contained in this Agreement or in any other Ancillary Documents;

(iii)        any Retained Liabilities;

(iv)        a Seller Waived Proceeding;

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(v)         except for Assumed Liabilities, any and all Liabilities related to the Purchased Assets or the operation of the Business arising on or prior to the Closing Date and related to Seller’s operation of the Business; and

(b)          Notwithstanding any other provision to the contrary, for purposes of this Section 10.2, the representations and warranties contained in this Agreement, any Seller Disclosure Schedule, any Exhibit, or any other Ancillary Document shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects”, “Material Adverse Effect” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except for Section 4.6(i), the definition of “Permitted Encumbrances” and where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

(c)          Seller and Parent shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(i) (“Buyer Warranty Losses”) unless and until the aggregate amount of all Buyer Warranty Losses incurred by Buyer Indemnitees exceeds $100,000, whereupon all amounts shall be recoverable, including the first $100,000 of such Losses, subject to the aggregate liability limitations set forth below. Seller and Parent’s aggregate liability for Buyer Warranty Losses shall be limited to:

(i)          ten percent (10%) of the Purchase Price, as established pursuant to Sections 2.1 and 2.4 and without reference to Section 10.10 (the “Adjusted Purchase Price”), for any inaccuracies in or breaches of any representations or warranties of Parent or Seller that are not Fundamental Representations or set forth in Section 4.12 (Tax Matters) or Section 4.20 (Environmental Matters), and are not any claims for any inaccuracy in or breach of any representations or warranties of Seller or Parent based on fraud or intentional misrepresentation on the part of Seller or Parent; and

(ii)         one hundred percent (100%) of the Adjusted Purchase Price for any inaccuracies in or breaches of any representations or warranties of Parent or Seller that are Fundamental Representations or set forth in Section 4.12 (Tax Matters) or Section 4.20 (Environmental Matters), or for any claims for any inaccuracies in or breaches of any representations or warranties of Parent or Seller based on fraud or intentional misrepresentation on the part of Seller or Parent.

(d)          Seller and Parent shall have no Liability pursuant to Section 10.2(a) for any Losses to the extent a reserve with respect to such Losses is included in or taken into account in the calculation or determination of Working Capital.

(e)          Notwithstanding any other provision of this Agreement, Seller’s and Parent’s obligations under Section 10.2(a)(i) in respect of any inaccuracy in or breach of any representations or warranties of Parent or Seller set forth in Section 4.20 (Environmental Matters) related to a Remedial Action shall not exceed an amount that would be considered commercially reasonable under accepted industry standards (or as otherwise required by the relevant Authority).

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10.3       Indemnification by Buyer.

(a)          If the Closing shall occur, subject to the other terms and conditions of this Article 10, Buyer shall indemnify, defend, save and hold harmless from and against, and pay on behalf of and reimburse as and when incurred by Buyer and each of its Affiliates and the and the respective Affiliates, Subsidiaries, employees, agents, representatives, successors and assigns directors, officers and employees of the foregoing Persons (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnitees resulting from, arising out of, in connection with, or otherwise relating to:

(i)          any inaccuracy in or breach of any representation or warranty by Buyer contained in this Agreement (or in any other Ancillary Documents) as if made on and as of the Closing Date;

(ii)         any breach of any covenant or other agreement by Buyer contained in this Agreement or in any Ancillary Document;

(iii)        except for the Retained Liabilities, any and all Liabilities related to Buyer’s operation of the Business on and after the Closing Date; and

(iv)        any Assumed Liability.

10.4       Time and Other Limitations.

(a)          Seller and Parent shall have liability under Section 10.2(a)(i) with respect to any inaccuracy in or breach of any representation or warranty of Parent or Seller only if Buyer Indemnitee notifies Seller and Parent of such claim (specifying the factual basis of the claim in reasonable detail) on or before the expiration date of the applicable survival period set forth in Section 10.1 that relates to the alleged breached representation or warranty in question.

(b)          Buyer shall have liability under Section 10.3(a)(i) with respect to a breach of any representation or warranty of Buyer only if the Seller Indemnitee notifies Buyer of a claim (specifying the factual basis of the claim in reasonable detail) on or before the expiration date of the applicable survival period set forth in Section 10.1 that relates to the alleged breached representation or warranty in question.

(c)          The amount of any Loss subject to indemnification pursuant to this Agreement shall, before giving effect to the other limitations on indemnification set forth in this Article 10, be calculated net of any insurance proceeds or other amounts under indemnification, contribution or similar agreements actually received by the Indemnitee on account of such Loss. The existence of a claim by an Indemnitor for monies from an insurer or other party shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnitor. Rather, the Indemnitor shall make timely payment of the full amount of Losses determined to be due and owing by it, and if the Indemnitee later actually recovers insurance or other proceeds in respect of such Losses, then it shall promptly reimburse the Indemnitor to the extent necessary to avoid double recovery of the same Losses.

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10.5       Indemnification Procedures for Third-Party Claims.

(a)          In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Proceeding by a Third Party in respect of which indemnity may be sought under the provisions of this Article 10 (a “Third-Party Claim”), the Indemnitee shall promptly, and in any event within five (5) Business Days following such Indemnitee’s receipt of such notice, notify the Indemnitor in writing (“Notice of Claim”) of such Third-Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third-Party Claim.

(b)          Subject to the further provisions of this Section 10.5, the Indemnitor shall be entitled to assume and control the defense, investigation, management and settlement of any such Third-Party Claim and any litigation resulting therefrom with counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third-Party Defense”) if it gives notice of its intention to do so to the Indemnitor within ten (10) days from the date on which the Indemnitor received the Notice of Claim. Any Indemnitee shall have the right to employ separate counsel in any such Third-Party Defense and to participate therein (but not control), but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third-Party Claim as provided in the first sentence of this Section 10.5(b), to assume the defense of such Third-Party Claim, or (B) in the reasonable opinion of counsel (provided in writing to the Indemnitor) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third-Party Claim that would make such separate representation advisable.

(c)          Unless the Indemnitee otherwise agrees, the Indemnitor will not be entitled to assume or maintain the Third-Party Defense if:

(i)          the Third-Party Claim relates to any criminal Proceeding, indictment, allegation or investigation;

(ii)         the Third-Party Claim relates to or arises in connection with any Proceeding to modify or revoke any Permit or approval of any Gaming Authority related to the Business or the Purchased Assets;

(iii)        the Indemnitor has failed or is failing to vigorously prosecute or defend such Third-Party Claim; or

(iv)        the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third-Party Defense and provide indemnification in accordance with the provisions of this Agreement.

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(d)          At the election of the Indemnitee, the Indemnitee and the Indemnitor shall have joint control over the Third-Party Defense if the Third-Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages).

(e)          The Indemnitor will not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed); provided, that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the Third Party of a release of the Indemnitees from all liability in respect of such Third-Party Claim, (ii) there is no finding or admission (A) of any violation of Law by the Indemnitees (or any Affiliate thereof), or (B) that has or would be reasonably expected to have a material adverse effect on any other pending Proceeding or claims of a similar nature against the Indemnitees (or any Affiliate thereof) relating to the same occurrence or series of events that gave rise to such Third-Party Claim(s), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third-Party Claim. So long as the Indemnitor is reasonably conducting the Third-Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third-Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).

(f)          In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third-Party Defense which the Indemnitor had the right to assume under this Section 10.5, or (ii) the Indemnitor is not entitled to assume or maintain the Third-Party Defense pursuant to Section 10.5(c), the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third-Party Defense by giving written notice of its intention to do so to the Indemnitor and the Indemnitor shall promptly reimburse the Indemnitee therefor in accordance with (and to the extent provided for in) Section 10.2 or 10.3, as appropriate. In each such case, the Indemnitee shall conduct the Third-Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third-Party Defense. In each such case, the Indemnitee will keep the Indemnitor reasonably informed of the progress of the Third-Party Defense, and the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim on such terms as it may deem appropriate; provided, however, that the Indemnitor will have no indemnification obligations with respect to any settlement made or entry of any judgment consented to by the Indemnitee without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). If the Indemnitor does not elect to assume a Third-Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

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(g)          Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third-Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested.

10.6       Indemnification Procedures for Non-Third-Party Claims. In the event of a claim by an Indemnitee on account of a Loss that does not involve a Third-Party Claim being asserted against the Indemnitee (a “Direct Claim”), the Indemnitee shall send a Notice of Claim of a Direct Claim to the Indemnitor reasonably promptly, but in any event not later than five (5) Business Days after the Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such Notice of Claim by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee. The Indemnitor shall have thirty (30) days after its receipt of such Notice of Claim to respond in writing to such Direct Claim. The Indemnitee shall allow the Indemnitor and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and Representatives and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its Representatives may reasonably request. If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

10.7       Effect of Investigation. An Indemnitee’s right to indemnification, payment, reimbursement or other remedies based upon any representation, warranty, covenant or agreement of the Indemnitor will not be affected by any investigation (including any environmental investigation or assessment) conducted, any knowledge acquired at any time (whether obtained prior to or after the Closing Date), or any waiver by the Indemnitee of any condition, with respect to the accuracy or inaccuracy of any representation or warranty of, or compliance with, such representation, warranty, covenant or agreement. Such representations, warranties, covenants, and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. The representations and warranties and indemnification rights associated therewith are meant to allocate risk among the parties, and, therefore, any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

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10.8       Satisfaction of Seller’s and Parent’s Indemnification Obligations. Any amounts owed by Seller and Parent to the Buyer or any of the other Buyer Indemnitees from and after the Closing pursuant to Section 10.2, shall be made (i) first from the Escrow Account, to the extent the Escrow Account has not been exhausted or released, and Seller, Parent and Buyer shall cause the Escrow Agent to pay to the applicable Buyer Indemnitee(s) an amount equal to an aggregate amount equal to the lesser of (x) the amount of Losses to which such Buyer Indemnitee(s) is entitled to be indemnified and (y) the then remaining balance of the Escrow Account, and (ii) second, if the amount of Losses to which such Buyer Indemnitee(s) is entitled to be indemnified exceeds the amount satisfied in accordance with clause (i) above, directly by Seller and/or Parent.

10.9       Subrogation. In the event that an Indemnitor is obligated to indemnify an Indemnitee pursuant to this Article 10, the Indemnitor will, upon payment of such indemnity, be subrogated to all rights of the Indemnitee with respect to claims to which such indemnification relates.

10.10     Exclusive Remedy. Other than (a) for claims based on fraud, intentional misrepresentation or willful misconduct for which rescission of this Agreement is sought as the remedy, or (b) any rights of any Person to seek or obtain equitable remedies (including specific performance, injunctive and similar relief) pursuant to Section 7.2 or 12.10, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby, including any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, or otherwise in respect of the status, operations, condition or ownership of the Business, the Purchased Assets or Assumed Liabilities on or prior to the Closing Date (including claims under Environmental and Safety Requirements and other Laws giving rights to compensation, contribution or indemnification against Seller Indemnitees and any claims alleging fraudulent misrepresentation) must be brought by the parties hereto in accordance with the provisions and applicable limitations of this Article 10, which shall constitute the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns, all other Buyer Indemnitees and Seller Indemnitees, and all Persons who may claim any rights through Buyer, Seller and/or Parent, for any such claim or cause of action.

10.11     Purchase Price Adjustment. Any indemnification amounts paid pursuant to this Article 10, to the extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Purchase Price.

Article 11

TERMINATION

11.1       Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)          by mutual consent of Buyer, on the one hand, and Seller and Parent, on the other hand;

55

(b)          by Buyer, on the one hand, or Seller or Parent, on the other hand, if the Closing has not occurred by March 31, 2019 (the “Outside Date”);

(c)          by Buyer, on the one hand, or Seller and Parent, on the other hand, if an Authority issues a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party(ies) whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such Order;

(d)          by Buyer if Seller or Parent has breached or failed to perform any of their representations, warranties, covenants or agreements contained herein which (i) would result in a failure of a condition set forth in Section 9.2(a) or 9.2(b) to be satisfied, and (ii) is not cured in all material respect within thirty (30) days after Buyer has notified Seller and Parent of its intention to terminate this Agreement pursuant to this clause; provided, that Buyer shall not have the right to terminate this Agreement pursuant this clause if Buyer is then in material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement;

(e)          by Seller or Parent if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements contained herein, which (i) would result in a failure of a condition set forth in Section 9.3(a) or 9.3(b) to be satisfied, and (ii) is not cured within thirty (30) days after Seller or Parent has notified Buyer of its intention to terminate this Agreement pursuant to this clause; provided, that Seller and Parent shall not have the right to terminate this Agreement pursuant this clause if either Seller or Parent is then in material breach of any representation, warranty, covenant or agreement of Seller or Parent, as applicable, set forth in this Agreement; or

(f)          by Buyer if there has been an event, change, occurrence or circumstance since the Agreement Date that has had or could reasonably be expected to have a Material Adverse Effect.

11.2       Effect of Termination. Upon termination of this Agreement pursuant to Section 11.1, this Agreement shall immediately become null void and there shall be no further Liability on the part of Buyer or Seller or Parent, or their respective Representatives, other than the obligations contained in the second sentence of Section 6.3(b), the obligations contained in Section 7.2 to the extent related to Buyer Information, this Section 11.2, and Article 12, which will survive any termination of this Agreement; provided, however, that nothing contained in this Section 11.2 shall relieve or limit the Liability of any party for any breach of any covenant or agreement contained herein or for any fraudulent or willful breach of any representation or warranty contained herein.

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Article 12

MISCELLANEOUS PROVISIONS

12.1       Interpretation and Usage.

(a)          Unless there is a clear contrary intention: (i) a reference made to an article, section, appendix, addendum, exhibit or schedule means a reference to an article, section, appendix, annex, addendum, exhibit or schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument, including all appendices, annexes, addenda, exhibits, schedules thereto, as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Law means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) “it” or “its” in reference to a Person will be deemed to include individual natural Persons; (ix)  references to a “party” or “parties” means Buyer, Seller or Parent, or all of them as the context requires; and (x) the terms “writing,” “written” and words of similar import will be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form (except that notices given under this Agreement must comply with the requirements of Section 12.6).

(b)          The Seller Disclosure Schedules are divided into sections which correspond to the sections of this Agreement. The disclosure of an item in any schedule of the Seller Disclosure Schedules shall be deemed to qualify both (i) the representations and warranties, if any, contained in the section or subsection of this Agreement to which it corresponds in number to such schedule and (ii) any other representation and warranty of Seller or Parent in this Agreement to the extent that it is readily apparent on its face from a reading of such disclosure item that it would also qualify or apply to such other representation and warranty. Neither the specification (directly or indirectly by reference to a defined term in this Agreement) of any dollar amount in the representations and warranties set forth in Article 4, nor the inclusion of any items in any schedule of the Seller Disclosure Schedules shall be deemed to constitute an admission by the parties, or otherwise imply or create any presumption, that any such amount or such items so included are material for the purposes of this Agreement, or constitute an admission by the parties that such item meets any or all of the criteria set forth in this Agreement for inclusion in such schedule of the Seller Disclosure Schedules or any other schedule of the Seller Disclosure Schedules. The Seller Disclosure Schedules and the disclosures and information contained therein shall not be deemed to broaden in any way the scope or effect of any of the representations or warranties of Seller or Parent under this Agreement. The information provided in the Seller Disclosure Schedules is being provided solely for the purpose of making disclosures to Buyer under this Agreement. In disclosing this information, neither Seller nor Parent waive, and expressly reserve any and all rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Nothing disclosed in any schedule of the Seller Disclosure Schedules constitutes an admission of Liability of either Seller or Parent or is an admission against the interest of either Seller or Parent, in each case with respect to any Third Party.

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(c)          All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP.

(d)          The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof.

(e)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.2       Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time with respect to any of the terms contained herein, except that all amendments and modifications must be set forth in a writing duly executed by Buyer, Seller and Parent.

12.3       Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to compliance, but any waiver or failure to insist upon strict compliance with the obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the Consent by or on behalf of a party, the Consent must be given in writing in the same manner as for waivers of compliance.

12.4       No Third-Party Beneficiaries. Except as provided in Article 10, nothing in this Agreement will entitle any Person (other than a party hereto and its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

12.5       Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including fees, commissions and expenses payable to brokers, finders, investment bankers, consultants, exchange or transfer agents, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated.

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12.6       Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile or electronic mail with confirmation of successful delivery if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the date of delivery if sent by a recognized overnight courier, in each case, to the party to whom it is given, at such party’s address, facsimile number or email address specified below.

If to Seller or Parent, to:	Nevada Gold & Casinos, Inc.
133 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
Attn: Michael Shaunnessy and Ernest East
Fax: 702-685-1265
Email: mshaunnessy@nevadagold.com;
erniee7@gmail.com

with a copy to:	Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attn: James Modlin
Fax: 212-299-6817
Email: james.modlin@hugheshubbard.com

or to such other person or address as Seller or Parent may furnish to the other parties in writing in accordance with this Section 12.6. Seller hereby designates Parent as its agent for receipt of notices hereunder unless and until notice of a successor designee is given in accordance herewith.

If to Buyer, to:	Truckee Gaming, LLC Attention: Thomas M. Benninger and Ferenc Szony PO Box 160 Verdi, NV 89439 Email: tmb@glcllc.com ferenc@truckeegaming.com

with a copy to:	David A. Garcia, Esq. Holland & Hart LLP 5441 Kietzke Lane, Suite 200 Reno, NV 89511 Email: dgarcia@hollandhart.com or to such other person or address as Buyer may furnish to the other parties in writing in accordance with this Section 12.6.

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12.7       Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement, in whole or in any part and from time to time, to any Subsidiary or other Affiliate of Buyer that agrees (without limitation or release of Buyer’s Liabilities hereunder) to be bound by and responsible for Buyer’s Liabilities hereunder, provided Buyer remains bound by all of the terms and subject to all of the conditions of this Agreement. Any assignment or purported assignment in violation of this Section 12.7 will be void and of no force or effect.

12.8       Governing Law and Venue.

(a)          This Agreement and, except as otherwise expressly stated therein, the Ancillary Documents, and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

(b)          All actions, suits and proceedings arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement and of the Ancillary Documents, and the transactions contemplated hereby or thereby, shall be heard and determined exclusively in the courts of the State of Nevada and the Federal courts of the United States of America located in the State of Nevada, and appropriate appellate courts therefrom, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in any such action suit or proceeding Each party hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any Ancillary Document may not be enforced in or by said courts or that its properties or assets are exempt or immune from execution, that such action, suit or proceeding is brought in an inconvenient forum, or that the venue of such action, suit or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of Nevada, as provided in Section 12.6.

12.9       Counterparts. This Agreement and each of the Ancillary Documents may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and each of the Ancillary Documents will become effective when one or more counterparts of this Agreement or such Ancillary Document, as applicable, have been signed by each of the parties and delivered to the other parties. This Agreement and the Ancillary Documents may be executed and delivered by facsimile or pdf transmission and a facsimile or pdf transmission will constitute an original for all purposes, except as may be otherwise required by law. At the request of any party, the parties will confirm a facsimile or pdf transmission by signing a duplicate original document.

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12.10     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Ancillary Documents are not performed in accordance with their specific terms or otherwise are breached. Therefore, each party (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy; and (b) agrees that the other parties will be entitled to specific performance of the terms of this Agreement and the Ancillary Documents in any Proceeding initiated to enforce the terms hereof, including the issuance of an Order or Orders to prevent or restrain any actual or threatened breach of this Agreement or the Ancillary Documents, in each case without any requirement to post any bond or provide other security. The remedy of specific performance will be in addition to any other remedy or remedies to which the other parties may be entitled at law or in equity.

12.11     Entire Agreement. This Agreement, including the appendices, addenda, annexes, exhibits and schedules hereto, including the Seller Disclosure Schedules, the Confidentiality Agreement, and the Ancillary Documents embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements, letters of intent and the understandings between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. The Confidentiality Agreement will terminate at the Closing and cease to be of any further force or effect in accordance with its terms, but will survive any termination of this Agreement pursuant to Section 11. No discussions regarding, or exchange of drafts or comments in connection with this Agreement or the transactions contemplated herein will constitute an agreement among the parties hereto or modify the terms of this Agreement. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement or any amendments hereto adopted as provided herein.

12.12     Severability. If any term or other provision of this Agreement or any of the Ancillary Documents is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement or such Ancillary Document, as applicable, so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

12.13     Waiver of Jury Trial. THE PARTIES WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

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12.14     Guaranty. Parent acknowledges that through its ownership of Seller, it will benefit from the sale by Seller of the Purchased Assets and that Buyer would not enter into this Agreement but for the guaranty granted by Parent pursuant to this Section 12.14. Therefore, in consideration of Buyer entering into this Agreement and undertaking its obligations hereunder, including agreeing to pay to Seller the Purchase Price on the terms and subject to the conditions set forth herein, which consideration is hereby acknowledged, Parent hereby absolutely, unconditionally and irrevocably guarantees to Buyer the full and timely performance by Seller of each of its obligations, covenants and undertakings under this Agreement and each Ancillary Document to which Seller is a party, including all of Seller’s obligations under Article 10 in accordance with the provisions of such Article and subject to any applicable limitations on Seller’s obligations set forth in such Article. Parent further agrees to pay to Buyer all damages, reasonable costs and expenses it may incur and be entitled to reimbursement or indemnification for hereunder as a result of the non-performance of Parent of its obligations under this Section 12.14.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the Agreement Date.

BUYER:	SELLER:

TRUCKEE GAMING, LLC	NEVADA GOLD & CASINOS LV, LLC

By:	By:

Name:	Name:

Title:	Title:

PARENT:

NEVADA GOLD & CASINOS, INC.

By:

Name:

Title:

[Signature page to Asset Purchase Agreement]

EXHIBIT A

(Estimated Purchase Price)

Fourteen Million Six Hundred Thousand Dollars ($14,600,000), plus or minus (as applicable) (i) the Acquired Cash Adjustment, and (ii) the Working Capital Adjustment (such amount, as adjusted the “Purchase Price”)

Base Price		$14,600,000.00

Plus (Minus)
Acquired Cash Adjustment:	$	__________
Working Capital Adjustment:	$	__________

Estimated Purchase Price:	$	__________

[Exhibit A to Asset Purchase Agreement]

EXHIBIT B

(Escrow Agreement)

Attached.

[Exhibit B to Asset Purchase Agreement]

EXHIBIT C

(Bill of Sale and Assignment and Assumption Agreement)

Attached.

[Exhibit C to Asset Purchase Agreement]

EXHIBIT D

(Transition Services Agreement)

Attached.

[Exhibit D to Asset Purchase Agreement]

EXHIBIT E

(Deed)

Attached.

[Exhibit E to Asset Purchase Agreement]

EXHIBIT F

(Example Acquired Cash Calculation)

2018
	CLUB FORTUNE	March
10101	Cash - Slot/Cage Inventory	955,119
10111	Cash - Table Inventory Clearing	56,101
10121	Cash - Hopper Inventory Token	-
10131	Cash - Token Contra	-
10141	Cash - Chip Contra	(198,100)
10199	Petty Cash	-
10151	Cash - TITO Ticket Contra	-
10161	Cash - Hotel Front Desk	-
10162	Cash - Hotel F&B	-
10102	Cash - VGM Cash In Machines	-
10110	F&B Cash Inventory	-
10103	Cash Inventory Over/Short	-
10155	Cash - ATM	164,500
10156	Cash - ATM II	40,000
10104	Cash - Vault/Safe Inventory	-
10112	Cash - Chips in Cage Inventory	125,489
10157	Cash - PSJ	-
10142	Chip Float	16,510
10105	Cash - Poker Podium	-
10158	Slot Drop	509,871
10231	Petty Cash	-
10232	WF-Operating	-
10237	Reserve	-
10238	WF-Payroll	-
10243	Bank Account - Forty-three	-
10244	Bank Account - Forty-four	-
10245	Bank Account - Forty-five	-
10246	Bank Account - Forty-six	-
10247	MOOB-Reserve	-
10248	Bank Account - MOOB Payroll	-
10249	CFC Werstern Money CLRG	-
10250	CFC Cash Advance CLRG	-
10233	Progressive	-
10234	PSJ	-
	Restricted Cash	-
10301	Marketable Securities	-
10350	Escrow Account	-
	Total Cash	1,684,446

26010	Unredeemed Chip Liability	(16,510)
	Total Transaction Cash	1,667,936
	Minimum Cash Balance	1,600,000
	Acquired Cash Adjustment	67,936

[Exhibit F to Asset Purchase Agreement]

EXHIBIT G

(Example EBITDA Calculation)

			Consolidated
(US$)			LTM March 2018

	Calculation of EBITDA
A		Net Income	$372,960

		Plus:
B	96110	Interest Expense - Third Party	$-
C	89001	Depreciation	1,274,578
D	89002	Amortization of Intangible Assets (1)	153,810
E	97200	State Income Tax	-
F	97300	Local Income Tax	-
(A+B+C+D+E+F) = G		Subtotal	$1,801,347

H	95700	(Gain)/Loss on Sale of Assets	$8,133
I	95500	Write Down/Impairment of Asset
(H+I) = J		Total Extraordinary Expenses	$8,133

(G+J) = K		EBITDA	$1,809,481

[Exhibit G to Asset Purchase Agreement]

EXHIBIT H

(Example Working Capital Calculation)

(US$)		March 31, 2018	Adjustments	Total	Notes

Plus:
Accounts Receivable:
10401	AR - ATM	$110,245	$(110,245)	$-	To be excluded if retained / cleared by Seller
10411	AR - Employees	(156)	156	-	To be excluded if retained / cleared by Seller
10431	AR - Trade	2,000	(2,000)	-	To be excluded if retained / cleared by Seller
10441	AR - NSF, CMS Collections	464	(464)	-	To be excluded if retained / cleared by Seller
10451	AR - Credit Cards	7,230	(7,230)	-	To be excluded if retained / cleared by Seller
Total Accounts Receivable		$119,783	$(119,783)	$-

Inventory:
10701	Inventory - Gift Shop	$33,500		$33,500
10711	Inventory - Uniforms	-		-
10721	Inventory - Food	34,000		34,000
10731	Inventory - Liquor	22,000		22,000
Total Inventory		$89,500	$-	$89,500

Prepaid Expenses:
10801	Prepaid Expense	$90,987		$90,987
10805	Prepaid Taxes and Insurance	256,896	$(256,896)	-	To be excluded if retained / cleared by Seller
10802	Prepaid Deposit	-		-
10803	Prepaid Dues, Memberships, Sub	-		-
10804	Prepaid Licenses & Fees	79,663	(72,559)	7,104	All county, state, and gaming licensing fees removed
Total Prepaid Expenses		$427,546	$(329,455)	$98,091

Total Current Assets		$636,828	$(449,238)	$187,591

Minus:
Accounts Payable:
20001	Accounts Payable - Trade	$(108,983)	$108,983	$-	To be excluded if retained / cleared by Seller
20005	Accrued Registered Invoices	-		-
20010	A/P - Manual Accrual	(9,318)	9,318	-	To be excluded if retained / cleared by Seller
20012	A/P - CC Accrual	(21,307)	21,307	-	To be excluded if retained / cleared by Seller
Total Accounts Payable		$(139,608)	$139,608	$-

Accrued Liabilities:
22001	Accrued Payroll	$(145,044)	$145,044	$-	To be excluded if retained by Seller
22002	Accrued Bonus	-		-
22003	Accrued Vacation	(30,901)		(30,901)
22005	Accrued FICA Withheld	(13,305)	13,305	-	To be excluded if retained / cleared by Seller
22006	Accrued FICA Employer Share	-	-	-	To be excluded if retained / cleared by Seller
22007	Accrued Fed Unemployment Tax	(693)	693	-	To be excluded if retained / cleared by Seller
22009	Accrued Unemployment Tax	(3,802)	3,802	-	To be excluded if retained / cleared by Seller
22010	Accrued - 401k Withholding	-	-	-	To be excluded if retained / cleared by Seller
22016	Accrued - Health & Life Ins.	-	-	-	To be excluded if retained / cleared by Seller
23001	Accrued State Sales Tax	(8,917)	8,917	-	To be excluded if retained / cleared by Seller
23002	Accrued Use Tax	(3,529)	3,529	-	To be excluded if retained / cleared by Seller
23003	W-2G Withholding	-	-	-	To be excluded if retained / cleared by Seller
23007	Accrued Tax- Excise\MBT	(16,124)	16,124	-	To be excluded if retained / cleared by Seller
23501	Accrued Gaming Tax	(72,899)	72,899	-	To be excluded if retained / cleared by Seller
Total Accrued Liabilities		$(295,214)	$264,313	$(30,901)

Player Club & Progressive Liabilities:
25010	Accrued Progressive/PSJ Liability	$(59,171)		$(59,171)
25510	Accrued Slot Club Points	(224,876)		(224,876)
23100	Jackpot Liability	(5,198)		(5,198)
Total Player Club & Progressive Liabilities		$(284,047)	$-	$(284,047)

Other Liabilities:
26010	Unredeemed Chip Liability	(16,510)	16,510	-	To be excluded if included in Acquired Cash
Total Other Liabilities		$(16,510)	$16,510	$-

Total Current Liabilities		$(735,379)	$420,431	$(314,948)

Working Capital Adjustment		$(98,551)	$(28,807)	$(127,358)

[Exhibit H to Asset Purchase Agreement]